Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

PHENOMEX INC.

at

$1.00 per share, net in cash, without interest,

by

BIRD MERGERSUB CORPORATION

a wholly owned subsidiary of

BRUKER CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 28, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Bird Mergersub Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bruker Corporation, a Delaware corporation (“Bruker”), is offering to purchase all of the outstanding shares of common stock, par value $0.00005 per share (the “Shares”), of PhenomeX Inc., a Delaware corporation (“PhenomeX”), for $1.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”) (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated August 17, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among PhenomeX, Bruker, and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into PhenomeX pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with PhenomeX continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Bruker (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares of PhenomeX Restricted Stock (as defined below), (ii) Shares owned by PhenomeX as treasury stock, (iii) Shares owned by Bruker or Purchaser or by any direct or indirect wholly owned subsidiary of PhenomeX or any direct or indirect wholly owned subsidiary of Bruker (other than Purchaser) or of Purchaser, (iv) Shares irrevocably accepted for payment by Purchaser in the Offer or (v) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL will be converted automatically into, and will thereafter represent only the right to receive, an amount equal to the Offer Price, without interest, from Purchaser (the “Merger Consideration”)).

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum

Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer.

The Board of Directors of PhenomeX (the “PhenomeX Board”) unanimously (i) authorized and approved the execution, delivery and performance by PhenomeX of the Merger Agreement and the consummation by PhenomeX of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that it is fair to and in the best interests of PhenomeX and its stockholders for PhenomeX to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and declared the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (iii) resolved that the Merger Agreement and the merger be governed by and effected under Section 251(h) of the DGCL and the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares in the Offer.

As of August 29, 2023, neither Bruker nor Purchaser owned any Shares.

In connection with the execution of the Merger Agreement, Bruker and Purchaser have entered into a Tender and Support Agreement with certain stockholders of PhenomeX (collectively, the “Supporting Stockholders,” and each, a “Supporting Stockholder”), who collectively held shares representing approximately 9% of the voting power represented by the issued and outstanding Shares as of August 29, 2023 (the “Tender and Support Agreement”). The Tender and Support Agreement provides, among other things, that the Supporting Stockholders will (i) accept the Offer and tender (or cause to be tendered) all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement); (ii) vote against any action or agreement that would reasonably be expected to result in the conditions of the Transactions not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of PhenomeX contained in the Merger Agreement, against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions, or against any Takeover Proposal (as defined below), and (iii) agree to certain other restrictions on its ability to take actions with respect to PhenomeX and its Shares.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 800-561-3991

Email: PhenomeX@georgeson.com

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) or other customary documents as reasonably required by the Depositary (as defined below in the “Summary Term Sheet”) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning PhenomeX contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by PhenomeX to Bruker and Purchaser or has been taken from, or is based upon, publicly available documents or records of PhenomeX on file with the SEC or other public sources at the time of the Offer. Bruker and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition (as described in Section 15 — “Conditions of the Offer”), all of the outstanding shares of common stock, par value $0.00005 per share, of PhenomeX.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $1.00, net to the seller in cash, without interest.

Scheduled Expiration of Offer	One minute past 11:59 p.m., New York City time, on September 28, 2023, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Bird Mergersub Corporation, a Delaware corporation and wholly owned subsidiary of Bruker.

PhenomeX Board Recommendation	The PhenomeX Board unanimously resolved to recommend that PhenomeX stockholders accept the Offer and tender their Shares in the Offer.

Bruker’s Existing Interests	As of August 29, 2023, neither Bruker nor Purchaser owned any Shares.

Tender and Support Agreement	The Tender and Support Agreement provides, among other things, that the Supporting Stockholders will (i) accept the Offer and tender (or cause to be tendered) all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement); (ii) vote against any action or agreement that would reasonably be expected to result in the conditions of the Transactions not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of PhenomeX contained in the Merger Agreement, against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions, or against any Takeover Proposal (as defined below), and (iii) agree to certain other restrictions on its ability to take actions with respect to PhenomeX and its Shares.

i

Who is offering to buy my securities?

•

Bird Mergersub Corporation, a Delaware corporation and wholly-owned subsidiary of Bruker, which was formed solely for the purpose of facilitating the acquisition of PhenomeX by Bruker, is offering to buy all Shares for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Bruker. We use the term “Purchaser” to refer to Bird Mergersub Corporation alone, the term “Bruker” to refer to Bruker Corporation alone and the term “PhenomeX” to refer to PhenomeX, alone.

See Section 8 — “Certain Information Concerning Bruker and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

•

Purchaser is offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?

•

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, PhenomeX. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, PhenomeX will become a wholly owned subsidiary of Bruker. In addition, we will cause the Shares to be delisted from the Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•	Purchaser is offering to pay $1.00 per Share, net to the seller in cash, without interest.

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. PhenomeX, Bruker and Purchaser have entered into an Agreement and Plan of Merger, dated August 17, 2023 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the subsequent merger of Purchaser with and into PhenomeX, with PhenomeX surviving such merger as a wholly owned subsidiary of Bruker if the Offer is completed.

See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as defined below in Section 5—“Material U.S. Federal Income Tax Consequences”), in general, you will recognize gain or loss in an amount equal to the difference, if any, between your adjusted tax basis in the Shares that you tender into the Offer or have converted into the right to receive cash in the Merger and the amount of cash you receive for such Shares (determined before deduction of any applicable withholding taxes). If you hold your Shares as a capital asset, the gain or loss that you recognize will be capital gain or loss and will be treated as long-term capital gain or loss if you have held such Shares for more than one (1) year. If you are a Non-U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences”), subject to the discussion in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding” and the qualifications and limitations in Section 5 — “Material U.S. Federal Income Tax Consequences,” you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or have converted into the right to receive cash in the Merger unless you have certain connections to the United States. You should consult your tax advisor about the particular tax considerations relevant to you of tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a discussion of the U.S. federal income tax considerations relevant to tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. We estimate that we will need approximately $108 million in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Bruker will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. Bruker has or will have available to it, through a variety of sources, including cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Bruker’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

through Bruker, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger; and

•	the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means that as of the expiration of the Offer, the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL) together with the Shares then owned by Purchaser, represents at least one share more than 50% of the then outstanding Shares. See Section 15 — “Conditions of the Offer.”

Does Bruker already beneficially own Shares?

•	As of August 29, 2023, neither Bruker nor Purchaser owned any Shares.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

•

Yes. On August 17, 2023, in connection with the execution and delivery of the Merger Agreement, each of Igor Khandros and Susan Bloch (the “Supporting Stockholders”), solely in their capacities as stockholders of PhenomeX, entered into a tender and support agreement (the “Tender and Support Agreements”) with Bruker and Purchaser, pursuant to which the Supporting Stockholders agreed, among other things, (i) to accept the Offer and tender (or cause to be tendered) all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire PhenomeX, and (iii) to certain other restrictions on its ability to take actions with respect to PhenomeX and its Shares.

•

The Tender and Support Agreement terminates upon the earliest of (i) the Effective Time, (ii) the acceptance for payment by Purchaser of all of the Shares validly tendered and not validly withdrawn pursuant to the Offer, (iii) the publicly disclosed Offer Price is less than $1.00 per Share or is not payable in cash; (iv) the termination of the Merger Agreement in accordance with its terms or (v) the date on which any amendment to the Merger Agreement is effected, or any waiver of PhenomeX’s rights or Bruker’s or Purchaser’s obligations under the Merger Agreement is granted, in each case, without the Supporting Stockholders’ prior written consent, that (A) decreases the Offer Price or the Merger Consideration to be received by the stockholders of PhenomeX, (B) changes the form of the Offer Price or the Merger Consideration payable to the stockholders of PhenomeX, (C) extends the Outside Date or imposes any additional conditions to the Offer or to the consummation of the Merger or (D) affects any of the other material terms of Article I (The Transactions), Section 5.02 (Non-Solicitation; Change in Recommendation), Article VI (Conditions to the Merger), Article VII (Termination) or Annex I (Conditions to the Offer) of the Merger Agreement in a manner that is materially adverse to the Supporting Stockholders in their capacity as such. The Supporting Stockholders beneficially owns approximately 9% of the outstanding Shares as of August 29, 2023. See Section 11 — “The Merger Agreement; Other Agreements —Tender and Support Agreement.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

Neither we nor PhenomeX are under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender my Shares in the Offer?

•

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 p.m., New York City time, on September 28, 2023, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•	Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than the Minimum Condition, will not have been satisfied or waived by Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law), then Purchaser may elect to (and if so requested by PhenomeX will) extend the Offer on one or more occasions in consecutive increments of such duration as requested by PhenomeX (or if not so requested by the PhenomeX, as determined by Purchaser), but no more than ten (10) business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) (or such other duration as may be agreed to by Bruker and PhenomeX) in order to permit the satisfaction of such Offer Condition(s);

(ii)

if, at the then-scheduled Expiration Time, each Offer Condition (other than the Minimum Condition) will have been satisfied or waived by Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law) and the Minimum Condition will not have been satisfied, then Purchaser may elect to (and if so requested by PhenomeX will) extend the Offer on one or more occasions in consecutive increments of such duration as requested by PhenomeX (or if not so requested by PhenomeX, as determined by Purchaser), but no more than ten (10) business days each(each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) (or such other duration as may be agreed to by Bruker and PhenomeX) in order to permit the satisfaction of such Offer Condition(s); provided that PhenomeX will not request Purchaser to, and Purchaser will not be required to, extend the Offer pursuant to this sentence on more than three occasions; and

(iii)	Purchaser will extend the Offer for the minimum period required by any law, rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq or its staff.

•	In the case of the above clauses (i) and (ii), Purchaser will not be required to extend the Offer beyond December 17, 2023.

See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”

Will there be a subsequent offering period?

•	No. A subsequent offering period for the Offer is not contemplated.

v

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform Equiniti Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

•	the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•	the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message or other customary documents as reasonably required by the Depositary in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through DTC ATOP procedures prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, PhenomeX stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which is earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 6:00 p.m., New York City time, Monday through Friday. PhenomeX stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Closing Amount for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after October 30, 2023, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I validly withdraw previously tendered Shares?

•

To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the PhenomeX Board?

•

Yes. The PhenomeX Board unanimously (i) authorized and approved the execution, delivery and performance by PhenomeX of the Merger Agreement and the consummation by PhenomeX of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that it is fair to and in the best interests of PhenomeX and its stockholders for PhenomeX to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and declared the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL and the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares in the Offer.

•

Descriptions of the reasons for the PhenomeX Board’s recommendation and approval of the Offer are set forth in PhenomeX’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to PhenomeX stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Merger” and “Reasons for Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will PhenomeX continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, PhenomeX will become a wholly owned subsidiary of Bruker. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of PhenomeX stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer; an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; however, such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the Offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of PhenomeX stockholders and without a vote or any further action by PhenomeX stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements”), Purchaser will merge with and into PhenomeX pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares of PhenomeX Restricted Stock (as defined below), (ii) Shares owned by PhenomeX as treasury stock, (iii) Shares owned by Bruker or Purchaser or by any direct or indirect wholly owned subsidiary of PhenomeX or any direct or indirect wholly owned subsidiary of Bruker (other than Purchaser) or of Purchaser, (iv) Shares irrevocably accepted for payment by Purchaser in the Offer or (v) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Offer Price, without interest, from Purchaser).

•

If the Merger is completed, PhenomeX stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•

However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of PhenomeX stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and PhenomeX will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”

What will happen to my stock options, restricted stock and restricted stock units in the Offer?

•

Each option to purchase Shares, whether or not granted under or pursuant to PhenomeX’s 2011 Equity Incentive Plan, Phenome X’s 2020 Incentive Award Plan, the IsoPlexis Corporation 2014 Stock Plan, or the IsoPlexis Corporation 2021 Omnibus Incentive Compensation Plan, each as may be amended from time to time (each, a “PhenomeX Equity Plan” and, collectively, the “PhenomeX Equity Plans”) (each such option, a “PhenomeX Stock Option”) outstanding immediately prior to the Effective Time, whether or not vested, will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of Shares for which such PhenomeX Stock Option has not then been exercised as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the per share exercise price of such PhenomeX Stock Option; provided that any PhenomeX Stock Option with a per share exercise price that is equal to or greater than the Offer Price will, as of immediately prior to the Effective Time, be cancelled for no consideration and have no further force or effect.

Each share of PhenomeX Restricted Stock outstanding immediately prior to the Effective Time will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the Offer Price. “PhenomeX Restricted Stock” means any issued and outstanding Share, whether or not granted under or pursuant to a PhenomeX Equity Plan, that is not vested or is subject to a repurchase option (at no more than cost), risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with PhenomeX, in each case including any Shares that, as a result of the transactions contemplated by the Merger Agreement, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

Each restricted stock unit (each such unit, a “PhenomeX Restricted Stock Unit”, and together with the PhenomeX Stock Options and the PhenomeX Restricted Stock, the “PhenomeX Equity Awards”) whether or not granted under a PhenomeX Equity Plan outstanding immediately prior to the Effective Time, whether vested or unvested, will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of Shares subject to such award of PhenomeX Restricted Stock Units as of immediately prior to the Effective Time multiplied by (ii) the Offer Price.

•	Further, the Merger Agreement provides that payments in respect of PhenomeX Equity Awards will be made in the following manner:

•

Promptly after the Effective Time (but in any event, no later than the first regular payroll date that occurs more than ten (10) business days after the Effective Time), the Surviving Corporation will pay through its payroll (or through the Depositary if the former holder is not a current or former employee of PhenomeX or any of its affiliates) the amounts due to the holders of PhenomeX Equity Awards under the Merger Agreement; provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to the PhenomeX Benefit Plans and the PhenomeX ESPP?

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Prior to the Effective Time, PhenomeX or the PhenomeX Board (or, if applicable, any committee thereof) administering the PhenomeX 2020 Employee Stock Purchase Plan (the “PhenomeX ESPP”), as applicable, will adopt such resolutions and will take all other necessary and appropriate actions so that (a) all outstanding purchase rights under the PhenomeX ESPP will automatically be exercised, in accordance with the terms of the PhenomeX ESPP, no later than five (5) business days prior to the Effective Time (the “Final Offering”), (b) the PhenomeX ESPP will terminate in its entirety immediately following such purchase and no further purchase rights will be granted under the PhenomeX ESPP thereafter. All Shares purchased in the Final Offering will be cancelled at the Effective Time and converted into the right to receive the Offer Price in accordance with the terms and conditions of the Merger Agreement. From the date of the Merger Agreement through the Effective Time, PhenomeX will not permit any additional purchase period to commence under the PhenomeX ESPP.

•

Pursuant to the Merger Agreement, unless otherwise directed in writing by Bruker not later than ten (10) business days prior to the Closing Date, PhenomeX will, at least one day prior to the Effective Time, terminate each PhenomeX Benefit Plan (as defined below) that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (collectively, the “Terminating Plans”). The termination of the Terminating Plans will be effective immediately prior to the Effective Time. Prior to the Effective Time, PhenomeX will provide Bruker evidence that such resolutions to terminate the Terminating Plans have been adopted by the PhenomeX Board or the board of directors of a subsidiary of PhenomeX, as applicable. The form and substance of such resolutions will be subject to review and approval by Bruker, such approval not to be unreasonably withheld, conditioned or delayed.

What is the market value of my Shares as of a recent date?

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On August 16, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $0.4000 per Share. On August 29, 2023, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $0.9492 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Will I have appraisal rights in connection with the Offer?

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No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding

x

Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in PhenomeX’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to PhenomeX stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

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You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at 800-561-3991. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

INTRODUCTION

Bird Mergersub Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bruker Corporation, a Delaware corporation (“Bruker”), is offering to purchase all of the outstanding shares of common stock, par value, $0.00005 per share (the “Shares”), of PhenomeX Inc., a Delaware corporation (“PhenomeX”), for $1.00 per Share (the “Offer Price”), net to the seller in cash, without interest (such aggregate amount, the “Closing Amount”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated August 17, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among PhenomeX, Bruker and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into PhenomeX pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with PhenomeX continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Bruker (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares of PhenomeX Restricted Stock (as defined below), (ii) Shares owned by PhenomeX as treasury stock, (iii) Shares owned by Bruker or Purchaser or by any direct or indirect wholly owned subsidiary of PhenomeX or any direct or indirect wholly owned subsidiary of Bruker (other than Purchaser) or of Purchaser, (iv) Shares irrevocably accepted for payment by Purchaser in the Offer or (v) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL), will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”)).

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Board of Directors of PhenomeX (the “PhenomeX Board”) unanimously (i) authorized and approved the execution, delivery and performance by PhenomeX of the Merger Agreement and the consummation by PhenomeX of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that it is fair to and in the best interests of PhenomeX and its stockholders for PhenomeX to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and declared the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL and the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares in the Offer.

Descriptions of the PhenomeX Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in PhenomeX’s Solicitation/Recommendation

Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to PhenomeX stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the PhenomeX Board.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer.

PhenomeX has advised Bruker that at a meeting of the PhenomeX Board held on August 16, 2023, William Blair & Company, L.L.C. (“William Blair”) rendered to the PhenomeX Board its written opinion, dated August 16, 2023, to the effect that, as of the date of such written opinion and based on and subject to the factors, assumptions, and limitations set forth therein, the Offer Price and the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders (other than (i) Shares that are owned by PhenomeX as treasury stock, owned directly by Bruker or Purchaser or owned by any direct or indirect wholly-owned subsidiary of Bruker (other than Purchaser) or of Purchaser, (ii) shares with respect to which stockholders have properly exercised appraisal rights and (iii) Company Restricted Stock (as defined in the Merger Agreement)). The full text of the written opinion of William Blair sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by William Blair in connection with its opinion and is attached as Annex A to the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, as promptly as practicable after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) other than the Minimum Condition, has not been satisfied or waived by Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law), then Purchaser may elect to (and if so requested by PhenomeX will) extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) (or such other duration as may be agreed to by Bruker and PhenomeX) in order to permit the satisfaction of such Offer Condition(s);

(ii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Condition) has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser may elect to (and if so requested by PhenomeX, Purchaser will) extend the Offer for one or more consecutive increments of such duration as requested by PhenomeX (or if not so requested, as determined by Purchaser) but not more than ten (10) business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) (or for such longer period as may be agreed to by PhenomeX and Bruker) in order to permit the satisfaction of such Offer Condition(s); however, PhenomeX may not request Purchaser to, and Purchaser will not be required to, extend the Offer on more than three occasions; and

(iii)

Purchaser will extend the Offer for the minimum period required by any applicable Law (as defined in the Merger Agreement), interpretation or position of the SEC or its staff or Nasdaq or its staff applicable to the Offer.

In the case of clauses (i) and (ii) of this paragraph, Purchaser will not be required to extend the Offer beyond December 17, 2023 (the “Outside Date”), unless otherwise extended pursuant to the terms of the Merger Agreement, as summarized below in Section 11 —“The Merger Agreement; Other Agreements —Merger Agreement —Termination.”

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Purchaser expressly reserves the right, in its sole discretion, to waive any Offer Condition or modify the terms of the Offer, in whole or in part, including the Offer Price, except that PhenomeX’s prior written consent is required for Purchaser to:

(i)	decrease the Offer Price;

(ii)	change the form of the consideration payable in the Offer;

(iii)	decrease the maximum number of Shares sought to be purchased in the Offer;

(iv)	impose any conditions to the Offer that are in addition to the Offer Conditions;

(v)	amend, modify, or waive the Minimum Condition;

(vi)

amend, modify or supplement any of the Offer Conditions in a manner that adversely affects the holders of Shares or that makes such Offer Conditions more difficult to satisfy without the consent of PhenomeX, not to be unreasonably withheld, delayed or conditioned;

(vii)	extend or otherwise change the Expiration Time except as required or expressly permitted by the Merger Agreement;

(viii)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act; or

(ix)	otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse in any material respect to the holders of Shares.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of ten (10) business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Bruker will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Bruker or PhenomeX may terminate the Merger Agreement.

PhenomeX has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on PhenomeX’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on PhenomeX’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the scheduled Expiration Time (the date and time of acceptance for payment, the “Offer Acceptance Time”). We will promptly (and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Offer Acceptance Time pay, or cause the paying agent for the Offer to pay, for all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Closing Amount for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, to the extent the Shares are not already held with the Depositary, either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, PhenomeX stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which is earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 6:00 p.m., New York City time, Monday through Friday. PhenomeX stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Bruker or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of PhenomeX stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of PhenomeX.

Stock Options, PhenomeX Restricted Stock and Restricted Stock Units. The Offer is being made only for Shares and not for outstanding PhenomeX Stock Options, shares of PhenomeX Restricted Stock or PhenomeX Restricted Stock Units. Each PhenomeX Stock Option outstanding immediately prior to the Effective Time, whether or not vested, will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of Shares for which such PhenomeX Stock Option has not then been exercised as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the per share exercise price of such PhenomeX Stock Option; provided that any PhenomeX Stock Option with a per share exercise price that is equal to or greater than the Offer Price will, as of immediately prior to the Effective Time, be cancelled for no consideration and have no further force or effect. Each share of PhenomeX Restricted Stock outstanding immediately prior to the Effective Time will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the Offer Price. Each PhenomeX Restricted Stock Unit, whether or not granted under a PhenomeX Equity Plan, outstanding immediately prior to the Effective Time, whether vested or unvested, will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of Shares subject to such award of PhenomeX Restricted Stock Units as of immediately prior to the Effective Time multiplied by (ii) the Offer Price. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of PhenomeX for Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8 or, in each case, applicable successor form) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within sixty days of commencement of the Offer, you may withdraw them at any time after October 30, 2023, the 60th day after commencement of the Offer, until we accept your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Bruker or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to PhenomeX stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, Non-U.S. Holders (as defined below) that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, certain stockholders subject to special rules by reason of reporting income and gain on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes despite not meeting the requirements of subparagraph (A).

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder and is not a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If a partnership, or another entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or equity owners generally will depend upon the status of the partner or owner and the partnership’s or other pass-through entity’s activities. Accordingly, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or equity owners in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for United States federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for one hundred eighty three (183) days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

Information Reporting, Backup Withholding and FATCA

Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

6. Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “CELL” PhenomeX has advised us that, as of August 29, 2023, 99,823,220 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq.

	High	Low
2023
Third Quarter (through August 29, 2023)	$0.9790	$0.3801
Second Quarter	$1.2685	$0.4900
First Quarter	$2.8500	$0.9797
2022
Fourth Quarter	$3.6500	$1.8250
Third Quarter	$5.9500	$2.8100
Second Quarter	$7.5800	$3.6550
First Quarter	$19.3400	$5.0750
2021
Fourth Quarter	$26.7500	$16.8900
Third Quarter	$51.2825	$19.2110

On August 16, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $0.4000 per Share. On August 29, 2023, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $0.9492 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

PhenomeX has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7. Certain Information Concerning PhenomeX

The summary information set forth below is qualified in its entirety by reference to PhenomeX’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Bruker nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Bruker nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning PhenomeX, whether furnished by PhenomeX or contained in such filings, or for any failure by PhenomeX to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Bruker or Purchaser.

PhenomeX is a functional cell biology company that provides single-cell biology research tools to deliver deep insights into cellular function and new perspectives on phenomes and genotype-to-phenotype linkages. PhenomeX was formed in early 2023 through the combination of Berkeley Lights Inc. and IsoPlexis Corporation, and PhenomeX currently has an installed base of more than 400 instruments. PhenomeX provides single-cell biology workflows with instruments, software and molecular biology reagents. The PhenomeX products include the key Beacon® Optofluidic platform, as well as the IsoLight® and IsoSpark® proteomics barcoding platform. The Beacon Optofluidic system enables researchers to accelerate biologics product development by functional characterization of tens of thousands of single cells in parallel, while maintaining the cells in a healthy state for further genomic and proteomic profiling, connecting phenotype with genotype and other multiomic information. The Protein Barcoding Suite includes the IsoLight® and IsoSpark® instruments, which automate multiplexed measurements of the extracellular proteome and of the intracellular proteome of single cells for translational research.

The address of PhenomeX’s principal executive offices and PhenomeX’s phone number at its principal executive offices are as set forth below:

PhenomeX Inc.

5858 Horton Street, Suite 320

Emeryville, California 94608

(510) 858-2855

Additional Information. The Shares are registered under the Exchange Act. Accordingly, PhenomeX is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning PhenomeX’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of PhenomeX’s securities, any material interests of such persons in transactions with PhenomeX and other matters was disclosed in PhenomeX’s definitive proxy statement for PhenomeX’s 2023 Annual Meeting of Stockholders filed with the SEC on April 14, 2023. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including PhenomeX, that file electronically with the SEC.

8. Certain Information Concerning Bruker and Purchaser

The summary information set forth below is qualified in its entirety by reference to Bruker’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings with the SEC and other publicly available information.

Purchaser is a Delaware corporation and wholly owned subsidiary of Bruker, and was formed solely for the purpose of facilitating the acquisition of PhenomeX by Bruker. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into PhenomeX and will cease to exist, with PhenomeX surviving the Merger as the Surviving Corporation. The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:

Bird Mergersub Corporation

40 Manning Road

Billerica, MA 01821

(978) 663-3660

Bruker, a Delaware corporation, together with its consolidated subsidiaries, develops, manufactures and distributes high-performance scientific instruments and analytical and diagnostic solutions that enable its customers to explore life and materials at microscopic, molecular and cellular levels. Many of Bruker’s products are used to detect, measure and visualize structural characteristics of chemical, biological and industrial material samples. Bruker’s products address the rapidly evolving needs of a diverse array of customers in life science research, pharmaceuticals, biotechnology, applied markets, cell biology, clinical research, microbiology, in-vitro diagnostics, nanotechnology and materials science research. The address of Bruker’s principal executive offices and Bruker’s phone number at its principal executive offices are as set forth below:

Bruker Corporation

40 Manning Road

Billerica, MA 01821

(978) 663-3660

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Bruker are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Bruker, or, to the best knowledge of Purchaser and Bruker after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of August 29, 2023, neither Bruker nor Purchaser owned any Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Bruker or, to the best knowledge of Purchaser and Bruker after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of PhenomeX; (ii) none of Purchaser, Bruker or, to the best knowledge of Purchaser and Bruker after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of PhenomeX during the past 60 days; (iii) none of Purchaser, Bruker or, to the best knowledge of Purchaser and Bruker after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PhenomeX (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Bruker, their subsidiaries or, to the best knowledge of Purchaser and Bruker after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PhenomeX or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Bruker, their subsidiaries or, to the best knowledge of Purchaser and Bruker after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PhenomeX or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of PhenomeX’s securities, an election of PhenomeX’s directors or a sale or other transfer of a material amount of PhenomeX’s assets.

Additional Information. Bruker is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Bruker’s directors and officers, information as of particular dates concerning the principal holders of Bruker’s securities and any material interests of such persons in transactions with Bruker. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Bruker, that file electronically with the SEC.

9. Source and Amount of Funds

The Offer is not conditioned upon Bruker’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $108 million in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Bruker will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. Bruker has or will have available to it, through a variety of sources, including cash on hand and borrowings at prevailing market interest rates, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the

Transactions. As of June 30, 2023, Bruker had approximately $574.8 million in cash and cash equivalents. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.

10. Background of the Offer; Past Contacts or Negotiations with PhenomeX

Background of the Offer

The following is a description of contacts between representatives of Bruker and PhenomeX that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of PhenomeX’s additional activities, please refer to the Schedule 14D-9 that will be filed by PhenomeX with the SEC and mailed to PhenomeX stockholders.

In the ordinary course of business and to supplement its research and development activities, Bruker regularly evaluates business development opportunities, including strategic acquisitions and licensing and partnership opportunities.

On October 20, 2022, the PhenomeX Board held a regularly scheduled meeting with members of PhenomeX’s management in attendance. At the meeting, the PhenomeX Board determined that it would be beneficial to create a committee so that a smaller group of directors would be available to PhenomeX’s management and advisors, including at times when it was not practicable to convene the full PhenomeX Board. The PhenomeX Board then created a committee of the PhenomeX Board (the “Transaction Committee”) for that purpose, comprised of independent directors John Chiminski (as Chairman of the Transaction Committee), Jessica Hopfield, Greg Lucier and Elizabeth Nelson. The Transaction Committee was not created to address any actual or perceived conflict of interest. The PhenomeX Board authorized the Transaction Committee to, among other things, (1) examine and discuss strategic alternatives with PhenomeX’s management, (2) lead and provide guidance to PhenomeX’s management with respect to the process of evaluating or pursuing any such strategic alternatives and (3) report back to the PhenomeX Board as appropriate with respect to any such strategic alternatives.

On December 21, 2022, PhenomeX entered into a definitive agreement to acquire IsoPlexis Corporation (“IsoPlexis”) in an all-stock transaction and, at the same time, entered into a non-binding term sheet providing for the rollover of IsoPlexis’s $50 million credit facility. The acquisition of IsoPlexis (which, like PhenomeX, had experienced losses since its inception) was consummated on March 21, 2023. PhenomeX was ultimately unable to negotiate binding terms for the rollover of the IsoPlexis credit facility, and in connection with the acquisition PhenomeX instead amended and restated its existing credit agreement with East West Bank (“EWB”) to increase the size of the term loan with EWB from $20.0 million to $70.0 million, of which $52.5 million was used to repay indebtedness of IsoPlexis. The credit agreement with EWB required PhenomeX to maintain $70.0 million of cash at all times in a deposit account with EWB that was subject to an assignment of deposit. In the period leading up to the consummation of the IsoPlexis transaction, PhenomeX engaged a debt advisor to explore obtaining other financing alternatives to the EWB facility, but, including because of the tightening of credit markets following the signing of the Merger Agreement for the IsoPlexis transaction, was unable find any alternatives on more favorable terms.

On April 29, 2023, Frank Laukien, Chairman, President and Chief Executive Officer of Bruker, sent an email to Greg Lucier, Chairman of PhenomeX, requesting an introduction to Siddhartha Kadia, PhenomeX’s Chief Executive Officer, to discuss potential opportunities between the two companies. Several days later, on May 2, 2023, Dr. Laukien and Mr. Lucier had a telephone call during which Mr. Lucier told Dr. Laukien that, while the PhenomeX Board was not likely to be interested in a sale of PhenomeX at that time given its depressed share price, PhenomeX would be open to a strategic investment by a third party if mutually acceptable terms could be agreed. Following an introduction by Mr. Lucier, Dr. Laukien called Dr. Kadia on May 7, 2023 and told him that he had been following PhenomeX for some time and was interested in getting to know PhenomeX’s business better and exploring a potential strategic partnership between the two companies.

On May 14, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team in attendance to discuss various strategic alternatives for PhenomeX, including divestitures, capital raising and a sale of PhenomeX, in light of PhenomeX’s liquidity situation, continuing cash burn and lack of a near-term path to profitability. Mehul Joshi, PhenomeX’s Chief Financial Officer, provided the Transaction Committee with an update on PhenomeX’s current financial status, including expected 2023 revenue and cash projections based on various factors that could occur in the coming months. Mr. Joshi also discussed with the Transaction Committee the potential impact on compliance with the financial covenants in PhenomeX’s credit facility with EWB, and the Transaction Committee and management considered various options associated with the facility. The Transaction Committee determined to engage a financial advisor in order to get both a market check on PhenomeX’s view of strategic alternatives as well as an independent view on other potential alternatives not yet considered by management, and instructed management to seek proposals from a number of investment banks.

On May 15, 2023, PhenomeX filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023. PhenomeX reported a consolidated net loss of $23.4 million for that period and disclosed that its liquidity position raised substantial doubt about PhenomeX’s ability to continue as a going concern within the following year.

On May 21, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team in attendance to discuss the proposals that had been received from the potential financial advisors that had been contacted by PhenomeX’s management. Following review and discussions of these proposals, the Transaction Committee determined that it would seek to engage William Blair & Company, L.L.C. (“William Blair”) as financial advisor, subject to the negotiation of an acceptable engagement letter.

On May 24, 2023, Mark Munch, President of Bruker Nano Group and Corporate Executive Vice President of Bruker, had dinner with Dr. Kadia. At the dinner, Dr. Munch told Dr. Kadia that he had been following IsoPlexis and PhenomeX for some time and asked about further opportunities for disciplined cost management following the closing of the acquisition of IsoPlexis by PhenomeX. Dr. Munch also told Dr. Kadia that Bruker was interested in learning more about PhenomeX’s technology and, the following day, Dr. Munch visited one of PhenomeX’s laboratories for a demonstration of PhenomeX’s technology.

On May 26, 2023, a representative of a financial sponsor (“Financial Sponsor A”) called Dr. Kadia to express an interest in a potential transaction with PhenomeX. Later that day, at Dr. Kadia’s request, the representative of Financial Sponsor A sent a draft confidentiality agreement to Dr. Kadia.

On May 30, 2023, Mr. Lucier sent an email to Dr. Laukien to inform him that PhenomeX had engaged a financial advisor to assist with its exploration of strategic alternatives.

On May 31, 2023, PhenomeX and William Blair entered into an engagement letter providing for the engagement of William Blair as financial advisor to PhenomeX in connection with advising PhenomeX on potential strategic alternatives. The terms of such engagement are described in more detail in “Item 4. The Solicitation or Recommendation—Opinion of the Company’s Financial Advisors” of the Schedule 14D-9.

On June 1, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to discuss the structure of a potential dual track process that would enable PhenomeX to pursue both financing opportunities and a potential sale of PhenomeX. After discussion, the Transaction Committee instructed PhenomeX’s management team and William Blair to prepare a confidential information memorandum that could be provided to interested parties. Mr. Lucier then provided the Transaction Committee with an update on his discussion with Bruker earlier that week, and the Transaction Committee authorized William Blair to engage with Bruker to determine their interest in a potential strategic investment in PhenomeX.

Also on June 1, 2023, Mr. Lucier had a call with a representative of Financial Sponsor A. During the call, the representative of Financial Sponsor A expressed an interest in a potential strategic transaction with PhenomeX, including a debt or equity investment or an acquisition of PhenomeX. On June 5, 2023, Dr. Kadia had a call with the representative of Financial Sponsor A to further discuss the possibility of a strategic transaction between the two parties and, following the call, Dr. Kadia introduced representatives of Financial Sponsor A to representatives of William Blair.

On June 6, 2023, a representative of PhenomeX sent a draft confidentiality agreement to a representative of Financial Sponsor A (noting that PhenomeX had prepared the draft in connection with the strategic alternatives process) and, over the next ten days, the parties negotiated the terms of the confidentiality agreement.

Also on June 6, 2023, representatives of William Blair had a call with representatives of Perella Weinberg Partners, Bruker’s financial advisor (“PWP”), during which call the representatives of PWP presented a verbal proposal from Bruker for a $70 million loan to replace PhenomeX’s existing facility with EWB and an acquisition of 4.9% of the outstanding Shares and warrants to acquire an additional 15% of the fully diluted equity interests in PhenomeX. The representatives of PWP told the representatives of William Blair that Bruker was also interested in an acquisition of PhenomeX in lieu of an investment.

On June 9, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to receive an update on the strategic alternatives process. At the meeting, a representative of William Blair informed the Transaction Committee about the verbal proposal from Bruker, and noted that Bruker had also expressed an interest in an acquisition of PhenomeX in lieu of an investment. The representative of William Blair also reported that Financial Sponsor A had also expressed an interest in a potential strategic transaction and had requested a meeting with PhenomeX’s management team to learn more about PhenomeX. Next, the Transaction Committee considered with the members of PhenomeX’s management team and representatives of William Blair additional strategic parties and financial sponsors who might be interested in a potential strategic transaction with PhenomeX, and instructed them to reach out to a number of these parties as well as continuing to engage with Bruker and Financial Sponsor A. During the following weeks, the members of PhenomeX’s management team and representatives of William Blair reached out to a total 17 strategic parties (in addition to Bruker) and 15 financial sponsors (in addition to Financial Sponsor A) to solicit interest in a potential investment in or acquisition of PhenomeX.

On June 15, 2023, the Transaction Committee and the PhenomeX Board held a joint meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to receive an update on the strategic alternatives process. At the meeting, the representatives of William Blair provided a comparison of the verbal proposal from Bruker against PhenomeX’s facility with EWB.

On June 16, 2023, Financial Sponsor A executed a confidentiality agreement with PhenomeX. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. Over the coming weeks representatives of PhenomeX management and William Blair had numerous calls and meetings with representatives of Financial Sponsor A regarding due diligence.

Also on June 16, 2023, Dr. Kadia contacted the Chief Executive Officer of a strategic party (“Strategic Party A”) to discuss the possibility of an investment by Strategic Party A in PhenomeX.

On June 17, 2023, a representative of PWP sent a letter of intent (the “June 17 LOI”) to representatives of William Blair proposing terms for an investment by Bruker in PhenomeX, including (1) a $70 million term loan with three-year maturity, an interest rate equal to the prime rate most recently announced by Bank of America plus 0.5% and a 2% upfront fee, (2) an acquisition by Bruker of 4.9% of the outstanding Shares at a price per share equal to the volume weighted average price of the Shares over the five-trading period prior to the signing of a definitive agreement with respect to the proposed investment and (3) warrants to purchase 15% of the fully diluted equity interests in PhenomeX at the same price. The letter of intent also provided for a four-week exclusivity period during which PhenomeX would not be permitted to solicit or enter into any agreement providing for a sale of 20% or more of PhenomeX’s stock or assets, and that PhenomeX would be required to pay for all of Bruker’s expenses in connection with the transaction, regardless of whether or not the transaction closed. The closing price of the Shares on June 16, 2023, the last trading day prior to receipt of the June 17 LOI, was $0.56 per Share.

On June 19, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields Bruckhaus Deringer LLP, PhenomeX’s legal advisor (“Freshfields”) in attendance to discuss the June 17 LOI. At the meeting, the Transaction Committee discussed with management and their advisors whether or not to ask Bruker if it was interested in an acquisition of the whole company instead of an investment transaction, but concluded that an investment partnership with Bruker that allowed PhenomeX to achieve positive cash flow could potentially deliver more value to PhenomeX’s stockholders. The Transaction Committee also expressed concern that requesting that Bruker pivot to an acquisition transaction instead of the financing transaction that they had proposed could result in Bruker perceiving weakness in PhenomeX’s position and Bruker trying to extract more favorable terms with respect to the proposed financing transaction. Also at the meeting, representatives of William Blair provided the committee with an update of outreach that had been conducted to date as part of the strategic alternatives process.

On June 20, 2023, the Transaction Committee and the PhenomeX Board held a joint meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to further discuss the June 17 LOI. After discussion, the PhenomeX Board concluded that, while the financial terms of the proposed financing from Bruker were broadly acceptable, the equity investment should be at a premium to the current trading price of the Shares and, among other restrictions, PhenomeX should insist on a cap on acquisitions by Bruker at 20% of the outstanding Shares to avoid Bruker from acquiring a creeping control position after the transaction without doing so through negotiations with the PhenomeX Board and paying an appropriate premium. The PhenomeX Board authorized PhenomeX management to respond to Bruker on the terms discussed.

On the evening of June 20, 2023, Dr. Kadia sent a markup of the June 17 LOI to Dr. Munch proposing (1) a $70 million term loan with three-year maturity, an interest rate equal to the Bank of America prime rate plus 0.5% and a 1% upfront fee (rather than the 2% fee proposed in the June 17 LOI), (2) an acquisition by Bruker of 4.9% of the outstanding Shares at a price per share equal to the greater of $0.85 and the volume weighted average price of the Shares over the 50-trading day period immediately preceding the date of the letter of intent (when executed), (3) warrants to purchase 7.5% of the fully diluted equity interests in PhenomeX, exercisable at any time from and after six months after the closing of the investment and prior to the expiration date (three years following the closing date), at a price equal to the greatest of $2.00, the average price of the Shares over the 200-trading day period immediately preceding the date of the letter of intent and the volume weighted average price of the Shares over the five-trading day period immediately preceding the six-month anniversary of the closing of the investment, (4) warrants to purchase an additional 7.5% of the fully diluted equity interests in PhenomeX, exercisable at any time from and after 12 months after the closing of the investment and prior to the expiration date, at a price equal to the greatest of $2.55, the average price of the Shares over the 250-trading day period immediately preceding the date of the letter of intent and the volume weighted average price of the Shares over the five-trading day period immediately preceding the 12-month anniversary of the closing of the investment and (5) a cap on acquisitions by Bruker at 19.9% of the outstanding Shares. The markup of the letter of intent also provided for an exclusivity period that would expire on June 30, 2023, with a potential extension until July 7, 2023 on mutual written consent, and that each party would be responsible for its own expenses in connection with the transaction.

On June 21, 2023, representatives of PhenomeX and William Blair met representatives of Financial Sponsor A for an initial discussion regarding PhenomeX’s business.

Later on June 21, 2023, Dr. Munch contacted Dr. Kadia by email to inform him that, after reviewing PhenomeX’s response to the June 17 LOI, he did not think it was worthwhile continuing negotiations given how far apart the parties were on the material terms of the proposed financing, including the substantial premium proposed for strike prices of the warrants. Dr. Munch explained that because the parties were far apart with respect to the financing construct, the parties should discuss a potential acquisition instead. Dr. Kadia had responded that he believed the PhenomeX Board would not be interested in a potential acquisition at that time and its preference was for a financing transaction, and requested that Dr. Munch send a revised draft of the LOI, reflecting a best and final offer, in advance of a Transaction Committee meeting the following day. Following such discussions with Dr. Kadia, Dr. Munch agreed to send a revised proposal.

On June 22, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to receive an update on the strategic alternatives process. Dr. Kadia reported that Dr. Munch had said that Bruker would be sending a revised proposal in response to PhenomeX’s markup of the June 17 LOI. Representatives of William Blair then reviewed with the Transaction Committee their preliminary financial analysis relating to PhenomeX utilizing publicly available information and preliminary financials forecast of PhenomeX that had been provided by PhenomeX management. Following discussion, the Transaction Committee instructed PhenomeX management and William Blair to continue to engage in negotiations with Bruker regarding the potential financing transaction.

Also on June 22, 2023, a strategic party (“Strategic Party B”) and two financial sponsors (“Financial Sponsor B” and “Financial Sponsor C”) each executed a confidentiality agreement with PhenomeX. Each of the confidentiality agreements included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. Over the coming weeks representatives of PhenomeX management and William Blair had numerous calls and meetings with representatives of Strategic Party B regarding due diligence.

On June 23, 2023, Dr. Kadia called the Chief Executive Officer of Strategic Party B. Dr. Kadia and the Chief Executive Officer of Strategic Party B discussed ways that the two companies might be able to work with each other.

Also on June 23, 2023, Dr. Munch and Dr. Kadia spoke over the telephone. During the call Dr. Munch reiterated that Bruker had been following technological and commercial developments of both PhenomeX and IsoPlexis for some time and that, given how far apart the parties were with respect to the terms of the letter of intent, an acquisition could be a more readily achievable transaction. Dr. Munch also told Dr. Kadia that PhenomeX would be a good strategic fit for Bruker, given Bruker’s publicly-stated focus on continuing to expand into the single-cell biology space as part of its Accelerate 2.0 strategic initiative (as announced at its recent investor day on June 15, 2023), and suggested that Bruker would be willing to pay a premium for PhenomeX if the PhenomeX Board were open to an acquisition. Dr. Munch further explained that, while Bruker would shortly send a revised draft of the letter of intent reflecting its best-and-final financing proposal, given its strategic intent Bruker would not be willing to agree to a standstill or a cap on acquisitions of Shares that would limit its stake to 20% of PhenomeX or hinder its ability to pursue a potential acquisition of the entire company.

Later on June 23, 2023, Dr. Munch sent a revised letter of intent (the “June 23 LOI”) to Dr. Kadia proposing (1) a $70 million term loan with two-year maturity (rather than the three-year maturity that had been proposed in the June 17 LOI) and an interest rate equal to the Bank of America prime rate plus 0.5% and a 1% upfront fee, (2) an acquisition by Bruker of 4.9% of the outstanding Shares at a price per share of $0.61, (3) warrants to purchase 15% of the fully diluted equity interests in PhenomeX, exercisable immediately, at a price per share of $0.67 and (4) no cap on acquisitions of Shares by Bruker. The markup of the letter of intent also provided for an exclusivity period that would expire on an unspecified date in July 2023, and that PhenomeX would be required to pay for all of Bruker’s expenses in connection with the transaction, regardless of whether or not the transaction closed.

On June 24, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of Freshfields in attendance to receive an update on the strategic alternatives process and to discuss the June 23 LOI. The representatives of Freshfields provided the Transaction Committee with an overview of the terms of the June 23 LOI and, after discussion, the Transaction Committee instructed PhenomeX management and the representatives of Freshfields to prepare a markup of the June 23 LOI for the Transaction Committee to review and consider at a subsequent meeting and to continue engagement with Bruker and other potentially interested parties. Also at the meeting, Mr. Joshi provided the Transaction Committee with an update on PhenomeX’s current liquidity status, including cash burn.

On June 26, 2023, Dr. Kadia had a call with the Chief Operating Officer of Strategic Party A, and Dr. Kadia suggested that Strategic Party A enter into a confidentiality agreement with PhenomeX so it could learn more about PhenomeX’s business.

Also on June 26, 2026, Dr. Kadia and the Chief Executive Officer of Strategic Party B met at an industry conference and discussed potential technological and commercial synergies between the two companies, and subsequently representatives of Strategic Party B had a discussion with representatives of William Blair regarding their potential interest in PhenomeX.

Also on June 26, 2023, representatives of PhenomeX (including Dr. Kadia) and William Blair met virtually with representatives of a potential strategic bidder (“Strategic Party C”) to discuss the possibility of a strategic transaction between Strategic Party C and PhenomeX. Strategic Party C did not ultimately pursue a transaction or enter into a confidentiality agreement with PhenomeX.

On June 29, 2023, the PhenomeX Board and the Transaction Committee held a joint meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to receive an update on the strategic alternatives process. At the meeting, Dr. Kadia and representatives of William Blair provided an update on the recent meetings with potentially interested parties and outlined proposed next steps with each party, including Bruker and Financial Sponsor A. Also at the meeting, Mr. Joshi discussed with the PhenomeX Board PhenomeX’s intent to terminate the credit agreement with EWB at the end of the fiscal quarter and pre-pay the full loan amount then outstanding. As had previously been discussed with the PhenomeX Board, Mr. Joshi explained that because the $70 million outstanding principal amount of the loan was required to be maintained in a deposit account with EWB, it could not be accessed by PhenomeX to fund operations, and so the loan was actually a cash drain (because of the interest required to be paid) rather than a source of funds. Mr. Joshi also provided an update on PhenomeX’s liquidity position in light of the proposed termination of the EWB facility and potential short term lending options that might be available to PhenomeX’s during the pendency of the strategic alternatives process.

On June 30, 2023, representatives of William Blair and Freshfields had a call with representatives of PWP and Morgan, Lewis & Bockius LLP, legal counsel to Bruker (“Morgan Lewis”) to discuss the June 23 LOI.

Later on June 30, 2023, the Transaction Committee held a joint meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to discuss in more detail how PhenomeX should respond to the June 23 LOI. The Transaction Committee discussed the possibility that Bruker was not interested in making the investment in PhenomeX proposed in the June 23 LOI, given Dr. Munch’s stated preference for an acquisition of PhenomeX in light of the distance between the parties regarding the terms of the June 23 LOI, and Bruker’s insistence on an exclusivity period during which PhenomeX would not be permitted to solicit or enter into any agreement providing for a sale of 20% or more of PhenomeX’s stock or assets (but would not be prohibited from seeking alternative financing proposals). Following further discussion, the PhenomeX Board instructed PhenomeX management and the representatives of Freshfields to respond with a proposal that included, among other things, a cap at 19.9% on acquisitions of Shares by Bruker and an exclusivity period during which PhenomeX would not be permitted to solicit alternative financing proposals but would be permitted to solicit acquisition proposals.

Following the meeting, also on June 30, 2023, representatives of Freshfields sent a markup of the June 23 LOI to representatives of Morgan Lewis proposing (1) a $70 million term loan with two-year maturity, an interest rate equal to the Bank of America prime rate plus 0.5% and a 1% upfront fee, (2) an acquisition by Bruker of 4.9% of the outstanding Shares at a price per share of $0.61, (3) warrants to purchase 15% of the outstanding Shares, exercisable from six months after the closing of the investment, for a price of $0.67 per share and (4) a cap on acquisitions by Bruker at 19.9% of the outstanding Shares. The markup of the letter of intent also provided for an exclusivity period that would expire on July 8, 2023, with a potential extension until July 15, 2023 on mutual written consent, during which PhenomeX would not be permitted to solicit or enter into any agreement providing for a financing transaction that would be an alternative to the proposed transaction with Bruker, but would be permitted to solicit (but not enter into) a transaction providing for a sale of 20% or more of PhenomeX’s stock or assets. The markup of the letter of intent did not include a requirement for PhenomeX to pay for Bruker’s expenses in connection with the transaction.

Also on June 30, 2023, PhenomeX repaid in full all outstanding indebtedness under PhenomeX’s credit agreement with EWB and terminated the agreement and all related guarantees and loan documents.

On July 5, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to receive an update on the strategic alternatives process, including the negotiations with Bruker. Dr. Kadia reported that PhenomeX had not yet received a response from Bruker to the markup of the term sheet that PhenomeX had sent to Bruker on June 30, 2023, despite letting Bruker know that time was of the essence. The members of the Transaction Committee discussed that, given the slow pace of the negotiations with Bruker on a potential financing, as well as Dr. Munch’s earlier comments to Dr. Kadia that an acquisition of PhenomeX by Bruker could be a more readily achievable transaction, it seemed increasingly likely that Bruker was not interested in making a financial investment in PhenomeX on mutually acceptable terms or within a reasonable time frame. The representatives of William Blair then provided an update on the status of discussions with the other parties they had reached out to, and reported that there had been no meaningful interest from those parties as it related to a potential financing transaction.

The Transaction Committee discussed that PhenomeX’s current financial position was such that it would not be able to maintain operations beyond the third quarter of fiscal year 2023 unless it received a capital infusion, and that none seemed likely in light of the outreach already made. The Transaction Committee discussed that the best alternative to obtain value not only for PhenomeX’s stockholders but also for PhenomeX’s creditors was to focus on a potential sale transaction. In light of these considerations, the Transaction Committee unanimously agreed to recommend to the PhenomeX Board that PhenomeX commence a formal sale process.

Later on July 5, 2023, representatives of Morgan Lewis sent a revised letter of intent (the “July 5 LOI”) to representatives of Freshfields proposing (1) a $70 million term loan with two-year maturity, an interest rate equal to the Bank of America prime rate plus 0.5% and a 1% upfront fee, (2) an acquisition by Bruker of 4.9% of the outstanding Shares at a price per share of $0.61 and (3) warrants to purchase 15% of the fully diluted equity interests in PhenomeX, exercisable from six months after the closing of the investment, for a price of $0.67 per share. The July 5 LOI did not include any cap on acquisitions of Shares by Bruker, and provided for an exclusivity period of at least two weeks, during which PhenomeX would not be permitted to solicit or enter into any agreement providing for a sale of 20% or more of PhenomeX’s stock or assets (but would be permitted to solicit and enter into an alternative financing transaction). The markup of the letter of intent also provided that PhenomeX would be required to pay for all of Bruker’s expenses in connection with the transaction, regardless of whether or not the transaction closed.

On July 7, 2023, the PhenomeX Board and the Transaction Committee held a joint meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to discuss the status of the strategic alternatives process. The representatives of William Blair and Freshfields provided an update on the negotiations with Bruker and the outreach to other parties. Following discussion and after consideration of the recommendation of the Transaction Committee, the PhenomeX Board concurred that continued discussions with Bruker regarding a financing transaction were likely to be futile and that PhenomeX did not have time to continue with those discussions any further given its liquidity position and need to expeditiously find a transaction alternative to its stand-alone plan. The directors also discussed that Bruker’s insistence on exclusivity with respect to potential acquisitions would mean that PhenomeX would have to put the other discussions it was having with third parties on hold to continue discussing a financing transaction with Bruker. The representatives of William Blair stated that were it to have to suspend those ongoing discussions, it would make it very difficult to revive those discussions were a financing with Bruker not able to be finalized. In light of these considerations, the PhenomeX Board concluded that the best option to maximize value for all stakeholders was a sale process that also kept open the option for parties to provide financing were they interested in doing so. The PhenomeX Board also agreed that, in soliciting proposals for a sale transaction, parties should be requested to provide interim financing to PhenomeX during the pendency of any transaction.

The representatives of William Blair team then provided the PhenomeX Board with an overview of their recommended acquisition process and proposed timing, and discussed which parties they believed could adhere to PhenomeX’s proposed timing for an acquisition. The PhenomeX Board urged the representatives of William Blair to focus on these core parties, while permitting additional parties to enter the process if credible buyers or financing partners emerged, to ensure that the process proceed on the timeline proposed. The PhenomeX Board instructed the representatives to prepare a formal process letter that reflected the proposed timeline.

A representative of Freshfields then reviewed with the PhenomeX Board the directors’ fiduciary duties in situations of financial distress and provided guidance for the PhenomeX Board regarding contingency planning and employee and other matters in such situations.

Also at the meeting, members of PhenomeX’s management team discussed with the PhenomeX Board that PhenomeX was issuing a mandatory disclosure on Form 8-K later that day to announce PhenomeX’s termination of its credit agreement with EWB and paying off of PhenomeX’s term loan thereunder. In addition, the members of PhenomeX’s management team told the PhenomeX Board that, after discussion with PhenomeX’s external advisors, management recommended that PhenomeX include an additional, voluntary disclosure in the Form 8-K announcing PhenomeX’s intention to engage in a strategic alternatives process. The PhenomeX Board discussed with its advisors that doing so would let all potentially interested parties know that PhenomeX was open to all viable transaction alternatives. Following discussion, the PhenomeX Board agreed to issue such a disclosure, and instructed PhenomeX’s management team to do so. Later than day, PhenomeX filed a Form 8-K announcing termination of the credit agreement with EWB and that PhenomeX had launched a process to explore, review and evaluate a range of potential strategic alternatives focused on addressing capital requirements and maximizing stockholder value.

After the meeting, representatives of William Blair contacted representatives of Bruker to let them know that the PhenomeX Board had decided to pursue a sale process and invited Bruker to continue its due diligence review with PhenomeX in furtherance of a potential acquisition transaction.

Also on July 7, 2023, Dr. Kadia called a representative of a strategic party (“Strategic Party D”) to inform Strategic Party D that PhenomeX was pursuing a sale process and to invite Strategic Party D to participate in the process.

On July 11, 2023, Bruker executed a confidentiality agreement with PhenomeX. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. Over the coming weeks representatives of PhenomeX management and William Blair had numerous calls and meetings with representatives of Bruker regarding due diligence.

On July 12, 2023, representatives of PhenomeX met representatives of Financial Sponsor B virtually to provide PhenomeX’s management presentation.

On July 13, 2023, representatives of PhenomeX met representatives of Bruker in person to provide PhenomeX’s management presentation.

Also on July 13, 2023, PhenomeX made available to Bruker, Financial Sponsor A, Financial Sponsor B, Financial Sponsor C and Strategic Party B due diligence materials through a virtual data room, and representatives of William Blair sent those parties a process letter instructing them to provide proposals for an acquisition of PhenomeX no later than 5:00 p.m., Eastern Time, on August 3, 2023. The letter also instructed bidders to submit a markup of a draft merger agreement that would be posted to the virtual data room at a later date. Later that day, the PhenomeX Board, acting by unanimous written consent, approved the Financial Forecasts for use in the PhenomeX Board’s evaluation of a potential investment in or acquisition of PhenomeX, and instructed PhenomeX management to provide the Financial Forecasts to William Blair and to parties that had been provided access to the virtual data room in connection with discussions regarding a potential transaction. Shortly thereafter, representatives of William Blair uploaded the Financial Forecasts to the virtual data room.

On July 14, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team in attendance to receive an update on the strategic alternatives process. Dr. Kadia provided the Transaction Committee with a detailed account of the management presentation with Bruker the previous day. The Transaction Committee then discussed with PhenomeX’s management team the status of discussions with the other interested parties, and reviewed the timing and scheduling of the strategic alternatives process with a focus on ensuring that there would be enough time for all interested parties to participate while ensuring continued expediency and adherence to the agreed timeline.

Also on July 14, 2023, a financial sponsor (“Financial Sponsor D”) executed a confidentiality agreement with PhenomeX. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. Later that day, PhenomeX made available to Financial Sponsor D due diligence materials through the virtual data room and a representative of William Blair sent the process letter to Financial Sponsor D.

Also on July 16, 2023, a strategic party (“Strategic Party E”) executed a confidentiality agreement with PhenomeX. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. The following day, PhenomeX made available to Strategic Party E due diligence materials through the virtual data room, and on July 18, 2023, a representative of William Blair sent the process letter to Strategic Party E.

On July 17, 2023, representatives of PhenomeX met representatives of Financial Sponsor A in person to provide PhenomeX’s management presentation.

On July 18, 2023, representatives of PhenomeX met representatives of Financial Sponsor C virtually to provide PhenomeX’s management presentation. Also on July 18, 2023, a financial sponsor (“Financial Sponsor E”) executed a confidentiality agreement with PhenomeX. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. Later that day, PhenomeX made available to Financial Sponsor E due diligence materials through the virtual data room.

On July 19, 2023, representatives of PhenomeX met representatives of Strategic Party B in person to provide PhenomeX’s management presentation. Over the coming weeks, representatives of PhenomeX management and William Blair had a numerous additional calls and meetings with representatives of Strategic Party B regarding due diligence.

Also on July 19, 2023, Strategic Party D executed a confidentiality agreement with PhenomeX. The confidentiality agreement included a customary standstill provision that would terminate if, among other things, PhenomeX entered into an agreement providing for a change of control transaction with a third party. Later that day, PhenomeX made available to Strategic Party D due diligence materials through the virtual data room.

On July 20, 2023, the PhenomeX Board and the Transaction Committee held a joint meeting by videoconference with members of PhenomeX’s management team and representatives of Freshfields in attendance to review the key terms of the draft merger agreement that was being prepared by Freshfields before submitting the draft to potential bidders. After discussion, the transaction committee determined that the initial draft merger agreement should include, among other terms, (1) a two-step merger structure, with the acquisition of PhenomeX to be effected by means of a tender offer followed by a merger under Section 251(h) of the DGCL and (2) a termination fee payable by PhenomeX equal to 2.0% of PhenomeX’s fully diluted equity value based on the merger consideration if the merger agreement were terminated under certain circumstances in connection with a superior proposal. The Transaction Committee instructed the representatives of Freshfields to update the draft merger agreement based on the discussions in the meeting.

Also on July 20, 2023, representatives of PhenomeX met representatives of Strategic Party E in person to provide PhenomeX’s management presentation.

On July 24, 2023, Strategic Party A executed a confidentiality agreement with PhenomeX. The confidentiality agreement did not include a standstill provision. Later that day, PhenomeX made available to Strategic Party A due diligence materials through the virtual data room and a representative of William Blair sent the process letter to Strategic Party A and Strategic Party D.

Also on July 24, 2023, PhenomeX provided the draft merger agreement to all bidders who had executed a confidentiality agreement.

On July 27, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair in attendance to receive an update on the strategic alternatives process. Representatives of William Blair provided commentary on each of the parties engaged in the process, including their diligence activity, engagement in management meetings and other follow-up meetings, and certain issues that the parties were focused on. Dr. Kadia noted that Bruker, Financial Sponsor A, Strategic Party B and Strategic Party D appeared to be the most engaged.

Also on July 27, 2023, representatives of PhenomeX met representatives of Strategic Party D virtually to provide PhenomeX’s management presentation and, following that meeting, representatives of PhenomeX management and William Blair had a number of additional calls and meetings with representatives of Strategic Party D regarding due diligence.

On August 2, 2023, the Chief Executive Officer of Strategic Party B sent an email to Dr. Kadia informing him that Strategic Party B would not be in a position to submit a proposal for an acquisition of PhenomeX in the near term, but was interested in future opportunities for collaboration between the two companies.

On August 3, 2023, Dr. Munch called Dr. Kadia to inform him that Bruker was still investigating certain concerns raised during the due diligence process and would not be able to submit a proposal for an acquisition of PhenomeX before the bid deadline later that day. Over the next several days, Dr. Munch and Dr. Kadia corresponded on a number of occasions by telephone and email to discuss these diligence matters.

On August 3, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to receive an update on the interactions that had occurred to date with various parties regarding a potential sale transaction involving PhenomeX. The representatives of William Blair reported that Bruker, Strategic Party A and Strategic Party B had stated that they would not be submitting proposals for an acquisition of PhenomeX due to, among other reasons, concerns about certain due diligence items regarding PhenomeX and the potential costs of those matters, as well as expectations about how long it would take for PhenomeX to become profitable; Strategic Party D stated that it was still considering making a proposal but needed an additional day to decide; and Financial Sponsor A stated that it would be submitting a proposal within the next 12 hours. Following discussion, the Transaction Committee agreed to re-convene the following day to review the expected proposal from Financial Sponsor A and to see if Strategic Party D had submitted a proposal.

Following the meeting, also on August 3, 2023, a representative of Financial Sponsor A sent a letter of intent that included a term sheet (the “August 3 Term Sheet”) to representatives of William Blair proposing terms for an investment by Financial Sponsor A in PhenomeX, including (1) a $50 million term loan with three-year maturity, an interest rate equal to the secured overnight financing rate (which was then 5.36985%) plus 8.5%, a 4% upfront fee and a 6% exit fee (which would be payable whenever the loan was repaid, whether at maturity, prepayment, refinancing or otherwise) and (2) the issuance to Financial Sponsor A of penny warrants to acquire a number of Shares equal to the principal amount of the loan funded by Financial Sponsor A (including any interest paid in kind by PhenomeX) divided by $0.54 (which was the closing price of the Shares on August 3, 2023). The term loan would be funded in two tranches, with an initial amount of approximately $13 million to be funded on the entry into definitive agreements providing for the proposed transaction and the remainder to be funded once stockholder approval of the warrant issuance had been obtained. On funding of the full $50 million, Financial Sponsor A would have warrants to acquire approximately 47% of the outstanding Shares on a fully diluted basis. The August 3 Term Sheet also provided for an unspecified exclusivity period during which PhenomeX would not be permitted to solicit or enter into any agreement providing for a sale of a material portion of PhenomeX’s stock or assets or a debt or equity investment in PhenomeX, and that PhenomeX would be required to pay for all of Financial Sponsor A’s expenses in connection with the transaction, regardless of whether or not the transaction closed.

On August 4, 2023, the Transaction Committee held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to discuss the August 3 Term Sheet. The representatives of William Blair and Freshfields reviewed for the Transaction Committee the terms of the August 3 Term Sheet. Following discussion, the Transaction Committee agreed to recommend to the PhenomeX Board that PhenomeX respond to Financial Sponsor A by requesting an increase in the size of the proposed credit facility to $75 million to ensure that PhenomeX had sufficient time to get to profitability, given PhenomeX’s current cash burn, and a reduction in the fees that would be payable to Financial Sponsor A, among other things. Later that day, the PhenomeX Board held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance. Following discussion with PhenomeX’s management and external advisors, the PhenomeX Board agreed to accept the recommendation of the Transaction Committee regarding the proposed response to the August 3 Term Sheet and instructed PhenomeX’s advisors to respond to Financial Sponsor A’s advisors on those terms. The PhenomeX Board also asked Mr. Lucier to reach out to Financial Sponsor A to convey the request for the increase in the facility, and asked Mr. Chiminski to be available to PhenomeX’s management team and advisors to negotiate any terms directly with Financial Sponsor A were it necessary to finalize terms.

Following the meeting, Mr. Lucier called a representative of Financial Sponsor A to discuss an increase in the size of the proposed credit facility to $75 million, and the representative of Financial Sponsor A agreed to the increase.

On August 5, 2023, a representative of Freshfields sent a markup of the August 3 Term Sheet to representatives of Financial Sponsor A’s legal counsel that proposed a $75 million term loan with no upfront fee and (2) the issuance to Financial Sponsor A of penny warrants to acquire a number of Shares equal to the amount of the loan funded by Financial Sponsor A (not including any interest paid in kind by PhenomeX) divided by $0.54. On funding of the full $75 million, Financial Sponsor A would have warrants to acquire approximately 57% of the outstanding Shares on a fully diluted basis. The markup provided for exclusivity until 5:30 p.m. Eastern Time on August 14, 2023 and proposed a cap on Financial Sponsor A’s expenses required to be reimbursed by PhenomeX.

On August 6, 2023, Dr. Kadia called Dr. Munch and informed him that PhenomeX was negotiating a term sheet with a third party that would include an exclusivity provision prohibiting further engagement between PhenomeX and Bruker for some period of time, and was aiming to announce a transaction with the third party prior to or at the same time as PhenomeX’s second quarter earnings, on August 14, 2023. Dr. Kadia also told Dr. Munch that he believed the PhenomeX Board would consider a sale of PhenomeX at a price of $0.90 or greater, and that if Bruker were interested in an acquisition they should make their best and final offer to put themselves in the strongest position to compete with the transaction currently proposed by the third party, and submit a markup of the draft merger agreement as soon as possible so the PhenomeX Board could consider that proposal prior to executing the other transaction. Dr. Kadia also made it clear to Dr. Munch that Bruker should consider the fact that the PhenomeX Board would only be able to accept a proposal that was superior both in terms of value and certainty, as well as one that could be executed quickly. Dr. Munch reiterated Bruker’s interest in an acquisition of PhenomeX but did not commit to providing a proposal at all or on any particular timetable.

On August 7, 2023, a representative of Financial Sponsor A’s legal counsel sent a revised draft of the term sheet (the “August 7 Term Sheet”) to representatives of Freshfields that accepted the proposal for a $75 million term loan but otherwise reverted to the positions set forth in the August 3 Term Sheet with respect to key financial terms and covenants. The August 7 Term Sheet also provided that failure to obtain stockholder approval of the warrant issuance would be an event of default under the term loan that would permit Financial Sponsor A to accelerate the aggregate principal amount then outstanding, together with associated payment premiums above the funded amount of the loan. Over the next several days, representatives of Freshfields and representatives of Financial Sponsor A’s legal counsel exchanged drafts of the term sheet.

During the day on August 7, 2023, Mr. Chiminski engaged in a series of discussions with a representative of Financial Sponsor A to negotiate open points in the term sheet.

On August 9, 2023, during the day and in the morning of August 10, 2023, Dr. Munch and Dr. Kadia spoke on the telephone on a number of occasions to discuss diligence and other matters regarding PhenomeX. Dr. Kadia informed Dr. Munch that PhenomeX was about to enter exclusivity with a third party and it was unlikely he would be able to talk with Dr. Munch further until after PhenomeX’s earnings announcement on August 14, 2023, and that it was possible that PhenomeX would be entering into a transaction by the time of PhenomeX’s earnings announcement.

On August 10, 2023, the Board of Directors of Bruker (the “Bruker Board”) held an in-person meeting and considered the potential acquisition of PhenomeX. Following a review and discussion of the general terms proposed by management and the related business and financial rationale, the Bruker Board unanimously resolved to approve the execution, delivery and performance by Bruker of the merger agreement (in substantially the form presented to the Bruker Board) and the consummation by Bruker of the transactions contemplated thereby, including the Offer and the Merger, and to authorize Bruker’s officers and their designees, subject to such changes and additions as they, or any of them, may deem necessary, appropriate, or advisable, to finalize, execute, and deliver the Merger Agreement and to consummate the transactions contemplated thereby.

On August 11, 2023, early in the morning, PhenomeX and Financial Sponsor A executed the term sheet. The executed term sheet provided for, among other terms, (1) a $78.125 million term loan with three-year maturity, an interest rate equal to the secured overnight financing rate plus 8.5%, a 4% upfront fee and a 6% exit fee, (2) the issuance to Financial Sponsor A of penny warrants to acquire a number of Shares equal to the amount of the loan funded by Financial Sponsor A (including any interest paid in kind by PhenomeX) divided by $0.54, (3) an exclusivity period to expire at 5:30 p.m. Eastern Time on August 14, 2023 and (4) PhenomeX to reimburse Financial Sponsor A for all of its expenses incurred in connection with the transaction, up to an agreed cap. Late in the evening of August 11, 2023, representatives of Financial Sponsor A’s legal counsel sent draft definitive agreements providing for the proposed transaction to representatives of Freshfields, and over the next several days the parties attempted to negotiate the definitive agreements.

On August 12, 2023, in the afternoon, Dr. Munch sent an email to Dr. Kadia informing him that Bruker would be sending a markup of the merger agreement later that day. Dr. Kadia did not respond to that email in light of the exclusivity obligations in the term sheet with Financial Sponsor A.

On August 13, 2023, early in the morning, a representative of Morgan Lewis sent a markup of the draft merger agreement to representatives of Freshfields. The markup provided for (1) an acquisition of PhenomeX by Bruker for a price of $1.00 per Share, (2) a request that certain stockholders of PhenomeX (to be determined) execute support agreements committing to tender their shares in the offer, (3) a termination fee payable by PhenomeX equal to 3.5% of PhenomeX’s fully diluted equity value based on the merger consideration if the merger agreement was terminated under certain circumstances in connection with a superior proposal and (4) a loan from Bruker to PhenomeX of up to $14 million with a 60-day term. Later that morning, as required by the exclusivity provision in the term sheet with Financial Sponsor A, a representative of PhenomeX informed a representative of Financial Sponsor A that PhenomeX had received a markup of the merger agreement from a third party.

In the evening of August 13, 2023, a representative of Financial Sponsor A sent a letter to the PhenomeX Board informing PhenomeX’s directors that Financial Sponsor A would terminate discussions with PhenomeX if definitive documents were not executed between Financial Sponsor A and PhenomeX before the expiration of exclusivity.

In the morning of August 14, 2023, the PhenomeX Board held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to receive an update on the negotiations with Financial Sponsor A and to discuss the markup of the draft merger agreement that had been received from Bruker. The representatives of Freshfields informed the PhenomeX Board that, given the complexity of the definitive agreements received from Financial Sponsor A’s legal counsel, as well as the numerous commercial issues raised in the drafts that were not addressed by (or were contrary to) the executed term sheet, it would not be possible for the parties to agree on and execute mutually acceptable agreements prior to the expiration of exclusivity with Financial Sponsor A.

The representatives of Freshfields also provided the PhenomeX Board with a summary of the terms of the draft merger agreement received from Bruker the previous day, and told the PhenomeX Board that, given the small number of business issues raised by the draft, it was their view that the parties would be able to agree on executable definitive agreements within a day or two if PhenomeX engaged with Bruker shortly after the expiration of exclusivity with Financial Sponsor A. Following discussion, the PhenomeX Board agreed that the proposed transaction with Bruker was both superior from a financial point of view to PhenomeX’s stockholders and likely to be executable within a shorter period of time than the proposed transaction with Financial Sponsor A (even assuming that Financial Sponsor A were willing to continue negotiations following the expiration of exclusivity). In particular, the PhenomeX Board noted that the financing provided by Financial Sponsor A would provide PhenomeX with financing to fund its operations for several months, but came at substantial cost (including substantial cost of repayment or refinancing) and also would subject PhenomeX’s stockholders to substantial dilution. The PhenomeX Board also discussed that while PhenomeX’s stockholders would remain a minority interest in PhenomeX, PhenomeX’s stand-alone plan faced significant risk even with the financing from Financial Sponsor A. The PhenomeX Board instructed PhenomeX’s management and external advisors to engage with Bruker shortly after exclusivity with Financial Sponsor A expired.

In the afternoon of August 14, 2023, representatives of Financial Sponsor A’s legal counsel sent revised drafts of the definitive agreements that were being negotiated by the parties to representatives of Freshfields. The representatives of Financial Sponsor A’s legal counsel stated that the documents were in a form that Financial Sponsor A was willing to sign, but the representatives of Freshfields responded that the documents had in most cases rejected the revisions previously proposed by PhenomeX and, in other cases, materially changed the terms from those included in the executed term sheet. Accordingly, the representatives of Freshfields noted that they did not believe that PhenomeX would view these documents as acceptable for execution.

Shortly after 5:30 p.m. Eastern Time on August 14, 2023, a representative of Freshfields sent a revised draft of the Merger Agreement to representatives of Morgan Lewis, and later that day a representative of Freshfields sent a draft of the Support Agreement to representatives of Morgan Lewis. The following day, on August 15, 2023, a representative of Freshfields sent a draft of the promissory note to representatives of Morgan Lewis, and over the next several days representatives of the parties negotiated the final terms of the Merger Agreement, the Support Agreement and the Promissory Note.

On August 16, 2023, the PhenomeX Board held a meeting by videoconference with members of PhenomeX’s management team and representatives of William Blair and Freshfields in attendance to discuss the final status of the negotiations with Bruker. The representative of Freshfields delivered a legal presentation outlining the terms of the drafts of the Merger Agreement, Support Agreement and Promissory Note, and reviewed with the PhenomeX Board its fiduciary duties. Following the legal presentation, representatives of William Blair reviewed with the PhenomeX Board its financial analyses of the Offer Price and Merger Consideration proposed by Bruker and, at the request of the PhenomeX Board, rendered to the PhenomeX Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated August 16, 2023 (which is attached to the Schedule 14D-9 as Annex A) to the effect that, as of the date of such opinion and based on and subject to the factors, assumptions, and limitations set forth therein, the Offer Price and the Merger Consideration to be received by the holders of Shares in the Merger was fair, from a financial point of view, to such holders (other than certain excluded Shares as set forth therein), as set forth in such opinion as more fully described in the section of the Schedule 14D-9 entitled “—Opinion of the Company’s Financial Advisor”. The PhenomeX Board also reviewed a disclosure statement from William Blair identifying prior or current engagements or relationships between William Blair and affiliates of Bruker and Financial Sponsor A.

After discussion and consideration of a variety of factors, including those discussed in “—Reasons for Recommendation” of the Schedule 14D-9, the PhenomeX Board resolved to proceed with the transaction with Bruker and unanimously (1) authorized and approved the execution, delivery and performance by PhenomeX of the Merger Agreement and the consummation by PhenomeX of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (2) determined that it is fair to and in the best interests of PhenomeX and its stockholders for PhenomeX to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and declared the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (3) resolved that the Merger Agreement and the merger be governed by and effected under Section 251(h) of the DGCL and the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and (4) resolved to recommend that the holders of Shares accept the Offer and tender their Shares in the Offer.

The following morning, at approximately 8:30 a.m. Eastern Time, the parties executed the Merger Agreement, the Promissory Note and the Support Agreement and shortly thereafter issued a joint press release announcing the execution of the Merger Agreement and the proposed terms of the acquisition by Bruker.

11. The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that Bruker or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Bruker and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. The Merger Agreement and the description included herein have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about PhenomeX, Bruker or the Purchaser or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Bruker, Purchaser and PhenomeX’s public disclosures. Accordingly, the Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Bruker, Purchaser and PhenomeX that has been, is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other documents that Bruker, Purchaser or PhenomeX files with the SEC.

The Offer. The Merger Agreement provides that by August 31, 2023 Purchaser will, and Bruker will cause Purchaser to, commence the Offer at the Offer Price. Purchaser’s obligation to accept for payment any and all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”) is subject only to the terms and conditions of the Merger Agreement and to the satisfaction or waiver of the Offer Conditions described in Section 15 — “Conditions of the Offer.” Purchaser will promptly (and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Acceptance Time pay, or cause the Depositary to pay, for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Purchaser expressly reserves the right, in its sole discretion, to (i) waive any Offer Condition other than the Minimum Condition, (ii) increase the Offer Price and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the Merger Agreement, except that PhenomeX’s prior written consent is required for Purchaser to make the following changes to the Offer;

•	decrease the Offer Price;

•	change the form of the consideration payable in the Offer;

•	decrease the maximum number of Shares sought pursuant to the Offer;

•	impose any conditions to the Offer that are in addition to the Offer Conditions;

•	amend, modify or waive the Minimum Condition;

•

amend, modify or waive the Offer Conditions in a manner adverse to holders of Shares or that makes such Offer Conditions more difficult to satisfy without the consent of PhenomeX, not to be unreasonably withheld, delayed or conditioned; extend the Expiration Time except as required or expressly permitted by the Merger Agreement;

•	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act; or

•	otherwise amend, modify or supplement any of the other terms or conditions of the Offer that is adverse to any holders of Shares.

The Merger Agreement provides that:

(i)

If, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Condition) has been satisfied or waived (to the extent such waiver is permitted under the Merger Agreement and applicable Law) and the Minimum Condition has not been satisfied, Purchaser may elect to (and if so requested by PhenomeX, Purchaser will) extend the Offer for one or more consecutive increments of such duration as requested by PhenomeX (or if not so requested, as determined by Purchaser), but not more than ten

(10) business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) (or for such longer period as may be agreed to by PhenomeX and Bruker) in order to permit the satisfaction of such Offer Condition(s); provided, PhenomeX may not request Purchaser to, and Purchaser will not be required to, extend the Offer on more than three occasions;

(ii)

If, at the Expiration Time, any Offer Condition (other than the Minimum Condition) has not been satisfied or waived by Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law), then Purchaser may elect to (and if so requested by PhenomeX will) extend the Offer on one or more occasions in consecutive increments of such duration as requested by PhenomeX (or if not so requested by PhenomeX, as determined by Purchaser), but no more than ten (10) business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) (or such other duration as may be agreed to by Bruker and PhenomeX) in order to permit the satisfaction of such Offer Condition(s); and

(iii)

Purchaser will extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or the staff thereof (including in order to comply with Exchange Act Rule 14e1(b) in respect of any change of the Offer Price).

In the case of clauses (i) and (ii) of this paragraph, Purchaser will not be required to extend the Offer beyond the Outside Date.

If the Merger Agreement is terminated pursuant to its terms, Purchaser will terminate the Offer as promptly as practicable, not acquire any Shares pursuant to the Offer and return, and cause any depositary or other agent acting on behalf of Purchaser (including the Depositary) to return, in accordance with applicable laws, all Shares tendered into the Offer to the registered holders thereof.

The Merger. At the Effective Time, Purchaser will merge with and into PhenomeX, the separate corporate existence of Purchaser will cease, and PhenomeX will continue as the Surviving Corporation. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the closing of the Merger will take place at 8:00 am New York City time, as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the shares in the Offer, unless another date, time or place is agreed to in writing by Bruker and PhenomeX. The date on which the closing of the Merger actually takes place is referred to as the “Closing Date.” Bruker, Purchaser and PhenomeX have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of PhenomeX in accordance with Section 251(h) of the DGCL.

Concurrently with the closing of the Merger, Bruker, Purchaser and PhenomeX will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by Bruker, Purchaser and PhenomeX prior to the filing of the certificate of merger and specified in the certificate of merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Certificate of Incorporation and Bylaws

At the Effective Time, the certificate of incorporation of PhenomeX, will, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Exhibit A of the Merger Agreement, and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Bruker, Purchaser and PhenomeX will also take all necessary actions so that, at the Effective Time, the bylaws of PhenomeX will be amended and restated in their entirety to read in the form of the bylaws of Purchaser as in effect immediately prior to the Effective Time (except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Board of Directors and Officers. The directors and officers of the Surviving Corporation immediately following the Effective Time are set forth on Schedule A to the Merger Agreement, and are as follows:

Directors: Mark Munch, Gerald Herman and Brent Alldredge

Officers: Mark Munch (President), Brent Alldredge (Secretary) and Jie Long (Treasurer)

Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares of PhenomeX Restricted Stock (as defined below), (ii) Shares owned by PhenomeX as treasury stock, (iii) Shares owned by Bruker or Purchaser or by any direct or indirect wholly owned subsidiary of PhenomeX or any direct or indirect wholly owned subsidiary of Bruker (other than Purchaser) or of Purchaser, (iv) Shares irrevocably accepted for payment by Purchaser in the Offer or (v) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL), will be converted into, and shall thereafter represent only the right to receive, the Offer Price, without interest, from Purchaser. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) or of any non-certificated Shares held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor on surrender of such Shares in accordance with the Merger Agreement.

Treatment of Stock Options, PhenomeX Restricted Stock and Restricted Stock Units. Each PhenomeX Stock Option outstanding immediately prior to the Effective Time, whether or not vested, will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of Shares for which such PhenomeX Stock Option has not then been exercised as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the per share exercise price of such PhenomeX Stock Option; provided that any PhenomeX Stock Option with a per share exercise price that is equal to or greater than the Offer Price will, as of immediately prior to the Effective Time, be cancelled for no consideration and have no further force or effect.

Each share of PhenomeX Restricted Stock outstanding immediately prior to the Effective Time will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the Offer Price.

Each PhenomeX Restricted Stock Unit, whether or not granted under a PhenomeX Equity Plan, outstanding immediately prior to the Effective Time, whether vested or unvested, will, as of immediately prior to the Effective Time, be deemed to be fully vested and will be cancelled (without any action on the part of the holder thereof), with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of Shares subject to such award of PhenomeX Restricted Stock Units as of immediately prior to the Effective Time multiplied by (ii) the Offer Price.

The Merger Agreement provides that, regarding the payments with respect to PhenomeX Equity Awards, promptly after the Effective Time (but in any event, no later than the first regular payroll date that occurs more than ten (10) business days after the Effective Time), PhenomeX will pay through its payroll (or through the Depositary if the former holder is not a current or former employee of PhenomeX or any of its affiliates) the amounts due to the holders of PhenomeX Equity Awards under the Merger Agreement; provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, PhenomeX will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

Treatment of the PhenomeX ESPP. Pursuant to the Merger Agreement, prior to the Effective Time, PhenomeX or the PhenomeX Board, as applicable, will adopt such resolutions and will take all other necessary and appropriate actions so that (a) all outstanding purchase rights under the PhenomeX ESPP will automatically be exercised, in accordance with the terms of the PhenomeX ESPP, no later than the Final Offering and (b) the PhenomeX ESPP will terminate in its entirety immediately following such purchase and no further purchase rights will be granted under the PhenomeX ESPP thereafter. All Shares purchased in the Final Offering will be cancelled at the Effective Time and converted into the right to receive the Offer Price in accordance with the terms and conditions of the Merger Agreement. From the date of the Merger Agreement through the Effective Time, PhenomeX will not permit any additional purchase period to commence under the PhenomeX ESPP.

Adjustments. If, prior to the Effective Time, the outstanding Shares will have been changed, or exchanged for, into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

Appraisal Shares. Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly exercises and perfects his or her demand for appraisal rights of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c) of the Merger Agreement, but instead will be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided that if any such person fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), then the right of such person to receive those rights under Section 262 of the DGCL will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c) of the Merger Agreement, without interest thereon, and such shares shall not be deemed to be Appraisal Shares. From and after the Effective Time, a holder of Appraisal Shares will not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Bruker.

Exchange of Certificates and Book Entry Shares. Prior to the Offer Acceptance Time, Bruker will (i) designate a bank or trust company reasonably acceptable to PhenomeX to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price in accordance with Section 1.01(b) of the Merger Agreement and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration in accordance with Article II of the Merger Agreement and (ii) enter into an agreement with such bank or trust company relating to the Depository Agent’s and the Paying Agent’s responsibilities with respect thereto in a form reasonably acceptable to PhenomeX (the “Paying Agent Agreement”). At or prior to the Offer Acceptance Time, Bruker will deposit or will cause to be deposited with the Depository Agent an amount in cash sufficient to pay the aggregate Offer Price payable pursuant to Section 1.01(b) of the Merger Agreement and at or prior to the Effective Time, Bruker will deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.01(c) of the Merger Agreement (such cash deposited with the Depository Agent and the Paying Agent is referred to, collectively, as the “Payment Fund”). Bruker will or will cause the Surviving Corporation to promptly provide additional funds to the Paying Agent as necessary to ensure that the Payment Fund is at all times maintained at a level sufficient for the Depository Agent to make all payments of the Offer Price in accordance with Section 1.01(b) of the Merger Agreement and for the Paying Agent to make all payments of Merger Consideration in accordance with Article II of the Merger Agreement, which such additional funds shall be deemed to be part of the Payment Fund. Any interest and other income resulting from any investments of the Payment Fund by Bruker will be paid to, and be the property of, Bruker. No investment losses resulting from investment of the funds deposited with the Paying Agent will diminish the rights of any holder of Shares to receive the Offer Price or the Merger Consideration.

Promptly after the Effective Time (but in no event more than five Business Days thereafter), Bruker and the Surviving Corporation will cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of (A) Shares represented by a Certificate or (B) Book-Entry Shares not held, directly or indirectly, through DTC (in each case, other than shares of Shares to be canceled in accordance with Section 2.01(b) of the Merger Agreement, shares of PhenomeX Restricted Stock, and Appraisal Shares) (1) a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares, as applicable), will pass only on surrender of the Certificates (or affidavits of loss in lieu of the Certificates or such Book-Entry Shares, as applicable, to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to such Book-Entry Shares) as Bruker and PhenomeX may reasonably agree prior to the Closing Date) and (2) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates or such Book-Entry Shares in exchange for payment of the Merger Consideration).

With respect to Book-Entry Shares held, directly or indirectly, through DTC, Bruker and PhenomeX will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees, as promptly as practicable after the Effective Time, on surrender of Shares (other than Shares to be canceled in accordance with Section 2.01(b) of the Merger Agreement, shares of PhenomeX Restricted Stock and Appraisal Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Bruker, PhenomeX, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration into which such shares are converted.

On surrender of Shares (other than Shares to be canceled in accordance with Section 2.01(b) of the Merger Agreement, shares of PhenomeX Restricted Stock and Appraisal Shares) that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates together with the letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions) (and such other customary documents as may reasonably be required by the Paying Agent), (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) or (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by PhenomeX, Bruker, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the holder of such Certificate (or affidavit of loss in lieu of the Certificates) or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will be canceled.

In the case of Shares that are represented by Certificates, if payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that (A) the Certificate so surrendered will be properly endorsed or shall otherwise be in proper form for transfer and (B) the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate surrendered and will have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

Until surrendered as contemplated by Section 2.02 of the Merger Agreement, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration.

At any time following the first anniversary of the Closing Date, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it or any of its affiliates designated by the Surviving Corporation any portion of the Payment Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders will be entitled to look only to Bruker and the Surviving Corporation for, and Bruker and the Surviving Corporation will remain liable for, payment of their claims for the Merger Consideration. Any amounts remaining unclaimed by such holders at such time that would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Bruker or its designee, free and clear of all claims or interest of any person previously entitled thereto. None of Bruker, Purchaser, PhenomeX, the Surviving Corporation or the Paying Agent will be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.

Withholding. Bruker, Purchaser, PhenomeX and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts required to be deducted and withheld under the Code or any other tax law.

Transfer Taxes. If payment is to be made to a person other than the person named on a surrendered Share Certificate, it will be a condition to such payment that (i) such Share Certificate so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such Share Certificate must pay to the Depositary any transfer tax or other taxes required or must establish to the satisfaction of the Depositary that such tax has been paid or is not required to be paid.

Representations and Warranties.

In the Merger Agreement, PhenomeX has made customary representations and warranties to Bruker and Purchaser with respect to, among other things:

•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to PhenomeX and each subsidiary;

•	capitalization;

•	authority to enter into the merger and the binding nature of the Merger Agreement

•	stockholder voting requirements;

•

the absence of any conflict or violation of any organizational documents, existing material contracts or applicable laws due to the performance of the Merger Agreement and the transactions contemplated thereby;

•	governmental approvals;

•	compliance with SEC filing requirements;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	no undisclosed liabilities;

•	existence of internal controls and disclosure controls and procedures;

•	the accuracy of information supplied by PhenomeX for inclusion in the Schedule TO and related documentation and the Schedule 14D-9;

•	the absence of certain actions or circumstances since June 30, 2023, and absence of any material adverse effect since June 30, 2023;

•	the absence of certain legal proceedings;

•	compliance with applicable laws and holding of required permits;

•	certain tax matters;

•	certain employee benefits matters;

•	certain labor matters;

•	certain environmental matters;

•	intellectual property;

•	absence of rights agreements and inapplicability of anti-takeover law;

•	matters relating to the leased real property and the absence of owned real property;

•	material contracts;

•	compliance with certain anti-corruption, bribery and sanctions laws

•

compliance with the Federal Food, Drug and Cosmetic Act of 1938, the regulations of the U.S. Food and Drug Administration, health law and regulations of the applicable regulatory agencies that are applicable to PhenomeX and its subsidiaries;

•	insurance coverage;

•	trade compliance;

•	receipt of fairness opinion from PhenomeX’s financial advisor;

•	brokers and other advisors; and

•	the absence of any other representations or warranties.

Certain of PhenomeX’s representations and warranties in the Merger Agreement refer to, and are qualified by materiality and knowledge, including the concept of “Material Adverse Effect.”

“Material Adverse Effect” means any material adverse effect on the business, results of operations or financial condition of the PhenomeX and its subsidiaries, taken as a whole; provided that, subject to certain conditions, none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, will constitute a Material Adverse Effect:

•

any effect, change, event or occurrence generally affecting (A) the industry in which the PhenomeX and its subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation, provided that any effect, change, event or occurrence referred to in this bullet may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on PhenomeX and its subsidiaries, taken as a whole, as compared to similarly situated participants in the industry in which PhenomeX and its subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect);

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to changes or prospective changes in law or in United States generally accepted accounting principles (“GAAP”) or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions;

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to the negotiation, execution, announcement or performance of the Merger Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the Transactions;

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism;

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events;

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to epidemics, pandemics (including the COVID-19 pandemic) or other disease outbreaks or Laws or directives (including any COVID-19 measures) issued by a governmental authority in response to any epidemic, pandemic (including COVID-19) or other disease outbreak;

•	any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to any action taken by Bruker or any of its affiliates;

•	any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to any change or prospective change in the PhenomeX’s credit ratings;

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to any decline in the market price, or change in trading volume, of the capital stock of PhenomeX; or

•

any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.

In the Merger Agreement, Bruker and Purchaser have made representations and warranties to PhenomeX with respect to:

•	the organization, valid existence, good standing, authority and qualification to conduct the businesses of Bruker and Purchaser;

•	corporate authority of Bruker and Purchaser to enter into the Merger Agreement to consummate the Transactions;

•	absence of violations of organizational documents or applicable laws as a result of the Transactions, including the Offer and the Merger;

•	required governmental consents and approvals and filings as a result of the Transactions, including the Offer and the Merger;

•	ownership and operation of Purchaser;

•	sufficiency of funds;

•	brokers and other advisors;

•	the accuracy of information supplied by Bruker and Purchaser for inclusion in the Schedule 14D-9 and related documentation and the Schedule TO and related documentation;

•	the absence of certain legal proceedings;

•	ownership of company securities;

•	non-reliance on PhenomeX estimates, projections, forecasts, forward-looking statements and business plans; and

•	the absence of any other representations or warranties

Certain of Bruker and Purchaser representations and warranties in the Merger Agreement refer to, and are qualified by, materiality and knowledge.

The representations and warranties of Bruker, Purchaser and PhenomeX contained in the Merger Agreement will terminate and expire at the Effective Time.

Certain Covenants

Each of PhenomeX and Bruker are subject to certain covenants pursuant to the terms of the Merger Agreement, including, among others, the following:

Section 16 Matters. The Merger Agreement provides that prior to the Effective Time, PhenomeX will take such steps as may be reasonably necessary or advisable to cause dispositions of PhenomeX equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of PhenomeX subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conduct of PhenomeX’s Business. Except (i) as set forth in PhenomeX’s disclosure letter, (ii) as required by applicable law, judgment or governmental authority (iii) as required, expressly contemplated or expressly permitted by the Merger Agreement, or (iv) with Bruker’s prior written consent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of the Merger Agreement until the earlier of the Effective Time or the date the Merger Agreement is terminated, PhenomeX will, and will cause its subsidiaries to, use commercially reasonable efforts to (A) to carry on its business in all material respects in the ordinary course of business, (B) to the extent consistent with the forgoing, preserve its and its subsidiaries business organizations substantially intact and preserve existing relations with key customers, key vendors and other persons with whom PhenomeX and its subsidiaries have significant business relationships substantially intact.

During the same time period, PhenomeX has also agreed (subject to exemptions (i), (ii), (iii) and (iv) listed in the preceding paragraph) not to:

(i)

(A) other than transactions solely among the PhenomeX and its wholly owned subsidiaries or among PhenomeX’s wholly owned subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that PhenomeX may (1) issue shares of PhenomeX common stock on the exercise, vesting or settlement of PhenomeX equity awards, in each case, outstanding on the date of the Merger Agreement or granted after the date of the Merger Agreement to the extent permitted by PhenomeX’s disclosure letter or as required pursuant to currently existing obligations under any PhenomeX Benefit Plans (as defined below), (2) issue shares of PhenomeX common stock on the exercise of purchase rights pursuant to the PhenomeX ESPP in accordance with the terms of the PhenomeX ESPP and the terms of the Merger Agreement or (3) issue shares of PhenomeX common stock pursuant to the Warrant Certificate between

PhenomeX, IsoPlexis Corporation and Perceptive Credit Holdings III, LP, issued on December 30, 2020 and as amended on March 20, 2023 (the “PhenomeX Warrant Certificate”), (B) other than transactions solely among PhenomeX and its wholly owned subsidiaries or solely among the PhenomeX’s wholly owned subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of PhenomeX options or the forfeiture or withholding of taxes with respect to PhenomeX equity awards pursuant to existing obligations under any PhenomeX plans or pursuant to the PhenomeX Warrant Certificate), (C) in the case of PhenomeX, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of PhenomeX which remains a wholly owned subsidiary after consummation of such transaction;

(ii)

(A) incur any new indebtedness for borrowed money (“Indebtedness”) except for (1) intercompany Indebtedness among PhenomeX and its subsidiaries, (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of the Merger Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, (3) pursuant to the Promissory Note or (4) other Indebtedness in an aggregate principal amount not to exceed $250,000 or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;

(iii)

grant any lien (other than permitted liens under the Merger Agreement) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of the Merger Agreement or otherwise permitted under the Merger Agreement or (B) to PhenomeX or a wholly owned subsidiary of PhenomeX;

(iv)

sell, transfer, lease, sublease or license to any person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to contracts in force on the date of the Merger Agreement, (B) transfers among PhenomeX and its subsidiaries, (C) sales or dispositions of inventory or tangible personal property in the ordinary course of business or (D) with respect to intellectual property, non-exclusive licenses in the ordinary course of business;

(v)

make any loans, capital contributions or advances to any person other than (A) trade credit and advances to customers in the ordinary course of business, (B) to PhenomeX or any PhenomeX subsidiary, (C) in connection with a transaction otherwise permitted under the Merger Agreement or (D) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $250,000;

(vi)

make or authorize capital expenditures for property, plant or equipment, except for those (A) that are materially consistent with PhenomeX’s plan that was previously made available to Bruker or (B) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(vii)

except as otherwise permitted under the Merger Agreement, make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other persons;

(viii)

except as required pursuant to the terms of any PhenomeX Benefit Plans, in each case, in effect on the date of the Merger Agreement, (A) grant to any employee or other individual service provider any increase in compensation or benefits, (B) grant to any employee any increase in severance, retention or termination pay, (C) establish, adopt, terminate, enter into or amend any collective bargaining agreement (or any other contract or other agreement with any labor organization) or any PhenomeX Benefit Plan (or any plan, program, agreement or arrangement that would be a PhenomeX Benefit Plan if in effect on the date of the Merger Agreement) or grant, amend or terminate any awards thereunder, except for any non-material amendment to a PhenomeX Benefit Plan which does not result in a material increase in the cost of such

PhenomeX Benefit Plan, (D) take any action to accelerate the vesting or payment of any rights or benefits under any PhenomeX Benefit Plan, (E) permit any participant contributions to be made or accumulated under the PhenomeX ESPP other than pursuant to any purchase period under the PhenomeX ESPP that is outstanding as of the date of the Merger Agreement, or authorize or commence any new purchase period under the PhenomeX ESPP, (F) take any action to fund any payments or benefits that are payable or to be provided under any PhenomeX Benefit Plan, (G) terminate without “cause” (1) any key employee or other key individual service provider of the PhenomeX or any of its subsidiaries or (2) any employee or other service provider of PhenomeX or any of its subsidiaries with annual base compensation in excess of $175,000, (H) hire or engage any new employee or other individual service provider with annual base compensation in excess of $175,000, or (I) make any loan to any employee or other individual service provider of PhenomeX or any of its subsidiaries;

(ix)

make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of PhenomeX or its subsidiaries, except as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable law, including Regulation S-X under the Securities Act, or (C) by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(x)

except in the ordinary course of business, make any material change (or file a request to make any such change) in any method of tax accounting or any annual tax accounting period or make or change any material tax election;

(xi)

(A) make, change or revoke any material tax election with respect to PhenomeX or its subsidiaries, (B) file any material amended tax return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to taxes) relating to or affecting any material tax liability of PhenomeX or its subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to PhenomeX or its subsidiaries, (E) settle or compromise any material tax liability or tax refund claim with respect to PhenomeX or its subsidiaries or (F) fail to pay any material taxes when due (including any estimated taxes), except, in each case, as required by applicable law;

(xii)	amend the organizational documents of PhenomeX or amend the comparable organizational documents of any subsidiary of PhenomeX in any manner materially adverse to Bruker;

(xiii)

subject to certain conditions, settle any pending or threatened action against the PhenomeX or any of its subsidiaries, other than settlements of any pending or threatened action if the amount to be paid by PhenomeX or any of its subsidiaries in any such settlements does not exceed $250,000 in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which PhenomeX or any of its subsidiaries is entitled to indemnification or contribution);

(xiv)	incur any capital expenditures in excess of PhenomeX’s existing budget for capital expenditures as approved by the PhenomeX Board and made available to Bruker;

(xv)	enter into a new line of business or abandon or discontinue any existing line of business;

(xvi)	with respect to PhenomeX only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; and

(xvii)	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

“PhenomeX Benefit Plan” means each plan, program, policy, practice, agreement or other arrangement covering any current or former employee, director, consultant or other individual service provider, that is (i) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), including any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, phantom stock or other stock-based agreement, program or plan, (iii) an individual employment, consulting, severance, termination, retention, change in control or other similar agreement or (iv) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, sick pay, paid time off, supplemental unemployment compensation, employee loan, Tax gross-up, relocation, expatriation, repatriation, hospitalization, medical, health, or life insurance coverage (including any self-insured arrangements), commission, death or disability benefits, employee assistance program, workers’ compensation, salary continuation, severance or termination pay, cafeteria, flexible spending, fringe benefit or other benefit or compensation plan, program, policy, practice, agreement or other arrangement, in each case that is or has been sponsored, maintained or contributed to by PhenomeX or any of its subsidiaries or to which PhenomeX or any of its subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

Access to Information. From and after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, PhenomeX will, and will cause its subsidiaries to, upon reasonable notice, (i) give Bruker and its representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, contracts and records of PhenomeX and its subsidiaries, (ii) furnish promptly to Bruker and Bruker’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Bruker or its Representatives may reasonably request, in each case subject to certain exceptions.

Non-Solicitation; Adverse Recommendation Change. PhenomeX will not, and will cause each of its subsidiaries and its and their respective officers and directors not to, and will instruct and use its reasonable best efforts to cause its other Representatives not to:

•

initiate, solicit, knowingly facilitate (including by way of providing information) or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal (as defined below);

•

engage in, continue or otherwise conduct or participate in any discussions or negotiations (except to notify any person of its non-solicitation obligations under the Merger Agreement), furnish to any other person any non-public information, afford access to the business, properties, assets, books or records of PhenomeX or any of its subsidiaries, or knowingly assist, facilitate, participate in or encourage any effort by any person (including its financing sources and potential financing sources), in each case in connection with, or for the purpose of, encouraging a Takeover Proposal;

•

unless the PhenomeX Board or any committee thereof has determined in good faith, after consultation with financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, amend or grant any waiver or release under any “standstill” agreement or covenant with respect to any equity securities of PhenomeX or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or

•

enter into any merger agreement, acquisition agreement, letter of intent, term sheet, memorandum of understanding, partnership agreement, joint venture agreement, agreement in principle or other agreement providing for any Takeover Proposal, other than an Acceptable Confidentiality Agreement (each a “PhenomeX Acquisition Agreement”).

PhenomeX will and will cause each of its subsidiaries and its and their respective officers and directors to, and will instruct and use its reasonable best efforts to cause its other Representatives to, (i) immediately cease and cause to be terminated any solicitation activities, discussions or negotiations with any persons with respect to a Takeover Proposal that existed on or prior to the date of the Merger Agreement, and use reasonable best efforts to cause any such persons in possession of non-public information with respect to PhenomeX or any of its subsidiaries to return or destroy all such information. PhenomeX will promptly request the return or destruction of all confidential information furnished by or on its behalf to any person and its Representatives with respect to a Takeover Proposal on or prior to the date of the Merger Agreement.

Notwithstanding any provision of the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) PhenomeX has received a Takeover Proposal that did not result from a breach of the non-solicitation section of the Merger Agreement and (ii) the PhenomeX Board or a committee thereof determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as described below) and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then PhenomeX and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with the person or group of persons making the Takeover Proposal and furnish pursuant to and in accordance with such Acceptable Confidentiality Agreement information (including non-public information) with respect to the PhenomeX and its subsidiaries to the person or group of persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that PhenomeX will promptly (and in any event within 24 hours) provide to Bruker any information concerning PhenomeX and any of its subsidiaries that is provided to any person given such access that was not previously provided to Bruker or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Takeover Proposal and its or their Representatives and financing sources.

At any time prior to the Acceptance Time, PhenomeX will promptly (and in any event within 24 hours after receipt by a director or executive officer of PhenomeX) notify Bruker in the event that PhenomeX or any of its subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry, proposal, offer or request for information relating to or that would reasonably be expected to lead to a Takeover Proposal, and will disclose to Bruker the material terms and conditions of any such Takeover Proposal and the identity of the person or group of persons making such Takeover Proposal and copies of any material documents evidencing or delivered in connection with such Takeover Proposal (and if such communication was made orally, a reasonably detailed written summary of such communication within 48 hours after such oral communication was made), and PhenomeX will keep Bruker reasonably informed on a substantially current basis (and in any event within 24 hours (or, in the case of oral communications, 48 hours)) of any material developments, discussions or negotiations with respect to any such Takeover Proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such Takeover Proposal).

Neither the PhenomeX Board nor any committee thereof will:

•

withhold (in the case of the PhenomeX Board) or withdraw (or modify in a manner adverse to Bruker), or publicly propose to withhold (in the case of PhenomeX Board) or withdraw (or modify in a manner adverse to Bruker), the PhenomeX Board Recommendation;

•

in the case of the PhenomeX Board, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by PhenomeX’s stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act;

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal; or

•

fail to include the PhenomeX Board Recommendation in the Schedule 14D-9 (it being understood that the PhenomeX Board or any committee thereof may, and may cause PhenomeX to, make a customary “stop, look and listen” communication) (any action described in the foregoing clauses being referred to herein as an “Adverse Recommendation Change”).

Despite the foregoing and prior to the Acceptance Time:

(i)

the PhenomeX Board or any committee thereof may, in response to a written Takeover Proposal that did not result from a breach of its non-solicitation obligations pursuant to the Merger Agreement, (i) make an Adverse Recommendation Change or (ii) cause PhenomeX to enter into a PhenomeX Acquisition Agreement with respect to such Takeover Proposal and terminate the Merger Agreement, in either case if the PhenomeX Board or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided that the PhenomeX Board or any committee thereof will not, and will cause PhenomeX not to, take any such action set forth in clause (i) or (ii) unless (A) PhenomeX has given Bruker at least four business days’ prior written notice of its intention to take such action (which notice will specify the identity of the party making such Superior Proposal and the material terms thereof and include copies of material documents evidencing or delivered in connection therewith (and if any such terms were communicated orally, a reasonably detailed written summary of such communication)), (B) PhenomeX has negotiated, and has caused its Representatives to negotiate, in good faith with Bruker during such notice period, to the extent Bruker wishes to negotiate, to enable Bruker to propose amendments to the terms of the Merger Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period, the PhenomeX Board or any committee thereof will have considered in good faith any proposals made in writing by Bruker to amend the terms of the Merger Agreement, and will have determined that the Superior Proposal would continue to constitute a Superior Proposal if such proposals were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such Superior Proposal, this proviso will again apply (but the four business day period will instead be two business days)); and

(ii)

the PhenomeX Board or any committee thereof may make an Adverse Recommendation Change of the type described in the first and fourth clauses of the definition thereof in response to an Intervening Event if the PhenomeX Board or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would inconsistent with the directors’ fiduciary duties under applicable law; provided that the PhenomeX Board or any committee thereof will not, and will cause PhenomeX not to, take any such action unless (A) PhenomeX has given Bruker at least four business days’ prior written notice of its intention to take such action (which notice will include a reasonably detailed description of such Intervening Event), (B) PhenomeX has negotiated, and has caused its Representatives to negotiate, in good faith with Bruker during such notice period, to the extent Bruker wishes to negotiate, to enable Bruker to propose amendments to the terms of the Merger Agreement such that failure to make such Adverse Recommendation Change would no longer be inconsistent with the directors’ fiduciaries under applicable law and (C) following the end of such notice period, the PhenomeX Board or any committee thereof will have considered in good faith any firm commitments made in writing by Bruker to amend the terms of the Merger Agreement, and will have determined that failure to make such Adverse Recommendation Change would continue to be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect.

In the event the Merger Agreement is terminated by Bruker upon an Adverse Recommendation Change, or by PhenomeX in order to enter into an Alternative Acquisition Agreement in respect of such Superior Proposal, PhenomeX will pay Bruker the PhenomeX Termination Fee described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Effect of Termination.”

Nothing contained in the Merger Agreement will prohibit PhenomeX or the PhenomeX Board or any committee thereof from (i) taking and disclosing to the stockholders of PhenomeX a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of PhenomeX that is required by applicable law or if the PhenomeX Board determines in good faith, after consultation with PhenomeX’s outside legal counsel, that failure of the PhenomeX Board to make such disclosure would be inconsistent with the directors’ exercise of their duties to PhenomeX’s stockholders under applicable law.

“Takeover Proposal” means any bona fide inquiry, proposal or offer from any person or group (other than Bruker or any of its affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition of 15% or more of the consolidated assets of PhenomeX and its subsidiaries (based on the fair market value thereof, as determined in good faith by the PhenomeX Board or any committee thereof), including through the acquisition of one or more subsidiaries of PhenomeX owning such assets, (B) acquisition of 15% or more of the outstanding shares of PhenomeX common stock, (C) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding shares of PhenomeX common stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving PhenomeX pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 15% or more of the consolidated assets of PhenomeX and its subsidiaries (based on the fair market value thereof, as determined in good faith by the PhenomeX Board or any committee thereof) or 15% or more of the aggregate voting power of the outstanding equity securities of PhenomeX or of the surviving entity in a merger, consolidation, share exchange or other business combination involving PhenomeX or the resulting direct or indirect parent of PhenomeX or such surviving entity, in each case, other than the Transactions; provided that the Merger Agreement and the Transactions will not be deemed a Takeover Proposal.

“Superior Proposal” means any bona fide written Takeover Proposal made by any person or group (other than Bruker or any of its affiliates) after the date of the Merger Agreement that the PhenomeX Board or any committee thereof has determined in its good faith judgment (A) would be more favorable from a financial point of view to PhenomeX’s stockholders than the Transactions and (B) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing and other aspects of, and the identity of the person making, such proposal and of the Merger Agreement (including any modifications to the terms of the Merger Agreement proposed by Bruker); provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Takeover Proposal will be deemed to be references to “more than 50%”.

“Intervening Event” means any effect, change, event or occurrence that has arisen or first became known following the date of the Merger Agreement, materially affects the business, assets, liabilities or operations of PhenomeX, and (A) was not known or reasonably foreseeable, or the material consequences of which were not known, to the PhenomeX Board as of the date of the Merger Agreement and (B) does not relate to or involve any Takeover Proposal. For the avoidance of doubt, an Intervening Event will not include (1) any event or development related to or arising out of the series of lawsuits filed by AbCellera Biologics Inc. (“AbCellera”) against PhenomeX alleging that PhenomeX has infringed upon certain U.S. patents of AbCellera or any settlement thereof, (2) changes in the financial or securities markets or general economic or political conditions in the United States, (3) changes (including changes of applicable law) or conditions generally affecting the industry in which PhenomeX and any of its subsidiaries operate or (4) PhenomeX’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

“Acceptable Confidentiality Agreement” means (A) any confidentiality agreement entered into by PhenomeX after the date of the Merger Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to PhenomeX than those contained in the Confidentiality Agreement (as defined below) and that does not contain any provisions prohibiting or otherwise restricting PhenomeX from making any of the disclosures required to be made to Bruker pursuant to the terms of the Merger Agreement, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (B) any confidentiality agreement entered into prior to the date of the Merger Agreement, it being understood that PhenomeX, in its sole discretion, will be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar restrictions with any person or group of persons.

Stock Exchange De-Listing. Bruker will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under law and rules and policies of Nasdaq to cause the PhenomeX common stock to be de-listed from Nasdaq and de-registered under the

Exchange Act as soon as reasonably practicable following the Effective Time (in any event no more than ten days after the date of the Closing) and the deregistration of the PhenomeX common stock under the Exchange Act as promptly as practicable after such delisting.

Employment and Employee Benefits Matters. During the period commencing at the Effective Time and ending on the first anniversary thereof (or if earlier, the date such Continuing Employee’s employment terminates for any reason) (the “Continuation Period”), Bruker will, or will cause the Surviving Corporation to, provide (i) annual base salary or hourly wage rate to each person who is an employee of PhenomeX or any of its subsidiaries immediately prior to the Effective Time and who is an employee of the Surviving Corporation or one of its subsidiaries following the Effective Time (each, a “Continuing Employee”) that is no less favorable than the annual base salary or hourly wage rate for such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits to Continuing Employees that are comparable in the aggregate to either (at Bruker’s sole discretion): (x) the employee benefits (other than defined benefit pension benefits, retiree welfare benefits, severance benefits, deferred compensation, retention arrangements, change-in-control arrangements, long-term incentive compensation, and equity and equity-based arrangements (collectively, the “Excluded Benefits”)) provided to such Continuing Employee immediately prior to the Effective Time, or (y) the employee benefits (other than the Excluded Benefits) provided to similarly-situated employees of Bruker and its subsidiaries from time to time during the Continuation Period.

With respect to all employee benefit plans of the Surviving Corporation and its subsidiaries in which any Continuing Employee will participate after the Effective Time, Bruker will, or will cause the Surviving Corporation to, use commercially reasonable efforts to recognize, for purposes of determining eligibility to participate and vesting, and solely with respect to vacation and paid time off, benefit accrual, each Continuing Employee’s service with PhenomeX or any of its subsidiaries prior to the Closing Date (as well as service with any predecessor employer of the PhenomeX or such subsidiary, to the extent service with the predecessor employer was recognized by PhenomeX or such subsidiary); provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

Bruker will, or will cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, all pre-existing conditions limitations, exclusions, actively-at-work requirements, waiting periods and any other restrictions that would prevent immediate or full participation under any welfare benefit plan maintained by the Surviving Corporation or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements, waiting periods or other restrictions would not have been satisfied or waived under the comparable PhenomeX benefit plan immediately prior to the Effective Time. Bruker will, or will cause the Surviving Corporation to, use commercially reasonable efforts to recognize the full dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

Unless otherwise directed in writing by Bruker not later than ten (10) business days prior to the Closing Date, PhenomeX will, at least one day prior to the Effective Time, terminate each Terminating Plan. The termination of the Terminating Plans will be effective immediately prior to the Effective Time. Prior to the Effective Time, PhenomeX will provide Bruker evidence that such resolutions to terminate the Terminating Plans have been adopted by the PhenomeX Board or the board of directors of a subsidiary of PhenomeX, as applicable. The form and substance of such resolutions will be subject to review and approval by Bruker, such approval not to be unreasonably withheld, conditioned or delayed.

No later than ten (10) business days prior to the Closing Date, PhenomeX will provide Bruker, for Bruker’s review and approval, with calculations prepared to estimate the potential impact of Section 280G of the Code in respect of any payments or benefits provided or reasonably expected to be provided in connection with the Merger as well as an analysis of any strategies to mitigate the potential impact of Section 280G of the Code.

No provision of the Merger Agreement (i) prohibits Bruker, Purchaser or the Surviving Corporation from amending, modifying or terminating any individual PhenomeX employee benefit plan or arrangement or (ii) requires Bruker or its subsidiaries (including the Surviving Corporation) to retain the employment of any particular employee of PhenomeX of any of its subsidiaries following the Effective Time.

Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation will, and Bruker will cause the Surviving Corporation to, honor and fulfill in all respects the obligations of PhenomeX and its subsidiaries under (i) the certificate of incorporation and bylaws of PhenomeX and its subsidiaries in effect as of the date of the Merger Agreement with respect to indemnification, advancement and reimbursement of expenses and exculpation from liabilities and (i) any and all indemnification agreements between the PhenomeX or any of its subsidiaries and any of their respective present or former directors, officers and employees (and any person who becomes a director, officer or employee of PhenomeX and its subsidiaries prior to the Effective Time).

For a period of six (6) years from and after the Effective Time, Bruker will, and will cause the Surviving Corporation to (A) to the fullest extent permitted by applicable law, jointly and severally indemnify each current (as of the Effective Time) or former director, officer or employee of PhenomeX or any of its subsidiaries (and any person who becomes a director, officer of employee of PhenomeX of any of its subsidiaries prior to the Effective Time) and each individual who serves or served at the request of PhenomeX or any of its subsidiaries as a Representative of another Person (including any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such Indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director, officer or employee of the PhenomeX or such subsidiary or serves or has served at the request of the PhenomeX or such subsidiary as a Representative of another person (including any employee benefit plan) or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the PhenomeX or such subsidiary or taken at the request of the PhenomeX or such subsidiary (including in connection with serving at the request of the PhenomeX or such subsidiary as a Representative of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time and (B) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the PhenomeX or such subsidiary to the Indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the organizational documents of PhenomeX or such subsidiaries as in effect on the date of the Merger Agreement. Without limiting the foregoing, Bruker, from and after the Effective Time, will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors, officers and employees and indemnification than are set forth as of the date of the Merger Agreements in the organizational documents of PhenomeX, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Bruker will, and will cause the Surviving Corporation to, pay, promptly after receipt by Bruker of a written request by an Indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such Indemnitee is eligible to be indemnified pursuant to the Merger Agreement in advance of the final disposition of such matter (including any action in connection with enforcing the indemnity and other obligations referred to in the Merger Agreement), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification under the Merger Agreement.

PhenomeX will purchase a six-year “tail” prepaid policy (effective from the Effective Time) on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by PhenomeX and its subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions.

Rule 14d-10 Matters. Prior to the Acceptance Time, the compensation committee of the PhenomeX Board (the “Compensation Committee”) will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of PhenomeX to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Transaction Litigation. Prior to the Effective Time, Bruker and PhenomeX will give prompt notice to each other of any litigation relating to the Merger Agreement of any of the Transactions and each party will keep the other reasonably informed of such transaction litigation. Each of Bruker and PhenomeX will reasonably cooperate with respect to the defense and/or settlement of any such transaction litigation, and will give the other party the opportunity to consult and participate the defense and settlement of any such transaction litigation. Neither PhenomeX nor any of its subsidiaries will settle or offer to settle any such transaction litigation without the prior written consent of Bruker (such consent not to be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements. The Merger Agreement contains certain other covenants and agreements, including covenants described below:

•

Bruker and PhenomeX will consult with the other party (and give the other party the opportunity to review and comment) prior to making any public statement relating to the Transactions, subject to certain exceptions.

•	Bruker and PhenomeX agree that the PhenomeX Warrant will be treated in accordance with Section 4(b) of the PhenomeX Warrant Certificate.

•	Bruker will take all actions necessary to cause Purchaser to perform its obligations under the Merger Agreement and consummate the Offer and the Merger.

•

Each of Bruker and PhenomeX will use its reasonable best efforts to take all actions necessary to cause the conditions of the Merger to be satisfied, including with respect to any eliminating impediments and obtaining any required consents under any foreign or U.S. federal, state or local antitrust laws.

•	The parties will use their reasonable best efforts to notify the other parties of the occurrence of certain events as specified in the Merger Agreement.

•	All applicable transfer and similar taxes incurred in connection with the Merger will be paid when due and payable by or on behalf of the applicable party.

•	PhenomeX will deliver resignations of the directors and officers of PhenomeX and its subsidiaries, as requested by Bruker.

Conditions of Merger. The respective obligations of each of Bruker, Purchaser and PhenomeX to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(i)	No judgment, order, injunction or degree issued by any governmental authority of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger will be in effect; and

(ii)	Purchaser will have irrevocably accepted for purchase the Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Transactions may be abandoned, at any time prior to the Acceptance Time, as follows:

•	by mutual written consent of Bruker and PhenomeX;

by either PhenomeX or Bruker if:

•

the Acceptance Time will not have occurred on or prior to the Outside Date (an “Outside Date Termination”); provided that the right to terminate the Merger Agreement under this provision will not be available to a party if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date (it being understood that Bruker and Purchaser will be deemed a single party for purposes of the foregoing proviso); or

•

any restraint having the effect set forth in paragraph (b) of Annex I of the Merger Agreement (Conditions to the Offer) will be in effect and will have become final and non-appealable; provided that the right to terminate the Merger Agreement under this provision will not be available to a party if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its obligations under the Merger Agreement has been a principal cause of or resulted in the issuance or entry of such restraint, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such restraint in accordance with its obligations set forth in the Merger Agreement (it being understood that Bruker and Purchaser will be deemed a single party for the foregoing provision).

by Bruker if:

•

PhenomeX will have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (c) or (d) of Annex I of the Merger Agreement (Conditions to the Offer) of the Merger Agreement and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 30 calendar days after written notice of such breach or failure to perform is given by Bruker to PhenomeX and (2) the Outside Date; provided that Bruker will not have the right to terminate the Merger Agreement pursuant to this provision if Bruker or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•	the PhenomeX Board or a committee thereof will have made an Adverse Recommendation Change or if PhenomeX has committed a willful breach of its non-solicitation obligations under the Merger Agreement.

by PhenomeX if:

•

either Bruker or Purchaser will have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would prevent, materially delay or materially impair the consummation of the Transactions by Bruker or Purchaser and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 30 calendar days after written notice of such breach or failure to perform is given by the PhenomeX to Bruker and (2) the Outside Date; provided that PhenomeX will not have the right to terminate the Merger Agreement pursuant to this provision if PhenomeX is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•	PhenomeX enters into a PhenomeX Acquisition Agreement; or

•

(A) Purchaser will have failed to commence the Offer in accordance with the terms of the Merger Agreement or (B) Purchaser fails to irrevocably accept for payment the shares or PhenomeX common stock validly tendered and not properly withdrawn pursuant to the Offer within the time and on the terms set forth in the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated pursuant to the termination sections of the Merger Agreement, written notice thereof will be given to the other party or parties to the Merger Agreement, specifying the provisions thereof pursuant to which such termination is made, and the Merger Agreement (other than certain specified sections) will become void and of no effect with no liability on the part of Bruker, Purchaser or PhenomeX (or their respective directors, officers and affiliates) except no such termination will relieve any party from liability for damages to another party resulting from a Willful Breach of the Merger Agreement or from Fraud. “Fraud” means actual, not constructive, common law fraud under the Laws of the State of Delaware with respect to the representations and warranties made in the Merger Agreement and the agreements delivered in connection therewith. “Willful Breach” means a breach of the Merger Agreement that is the consequence of an act or omission by a party with the actual knowledge by such party that the taking of such act or failure to take such action would cause a breach of the Merger Agreement.

PhenomeX will pay Bruker a termination fee of $3,769,099.18 (the “PhenomeX Termination Fee”) in the event that:

(i)	the Merger Agreement is terminated by PhenomeX in connection with entering into a PhenomeX Acquisition Agreement;

(ii)	the Merger Agreement is terminated by Bruker in the event of an Adverse Recommendation Change; or

(iii)

(A) the Merger Agreement is terminated by either Bruker or PhenomeX pursuant to the Outside Date Termination, and at the time of such termination (or, if earlier, at the termination or expiration of the Offer), the Minimum Condition was not satisfied but all of the other Offer Conditions were satisfied and (B) (1) a bona fide Takeover Proposal will have been publicly made, proposed or communicated by a third party after the date of the Merger Agreement and not withdrawn prior to such termination and (2) within twelve months after the date the Merger Agreement is terminated, PhenomeX consummates, or enters into a definitive agreement providing for, a Takeover Proposal. For purposes of this provision, the references to “15%” in the definition of Takeover Proposal will be deemed to be references to “50%”.

Any payment of the PhenomeX Termination Fee required to be made (1) pursuant to clause (i) above will be paid concurrently with such termination, (2) pursuant to clause (ii) above will be paid no later than two (2) business days after that termination and (3) pursuant to clause (iii) above will be payable to Bruker within two (2) business days of the consummation of the transaction referenced therein. PhenomeX will not be required to pay the PhenomeX Termination Fee more than once.

In the event the PhenomeX Termination Fee payable pursuant to the above is paid to Bruker, (i) Bruker’s receipt of the PhenomeX Termination Fee (plus any interest in accordance with the terms of the Merger Agreement) is the sole and exclusive remedy of Bruker and Purchaser in respect of any breach of, or inaccuracy contained in, PhenomeX’s covenants, agreements, representations, or warranties in the Merger Agreement and (ii) and on payment of such PhenomeX Termination Fee none of the PhenomeX and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except in the case of Fraud or Willful Breach on the part of PhenomeX.

The election of Bruker to pursue an injunction, specific performance or other equitable relief will not restrict, impair or otherwise limit Bruker from seeking to terminate the Merger Agreement or pursue the PhenomeX Termination Fee and/or damages for liability of PhenomeX for Fraud or Willful Breach.

Expenses. Except as otherwise provided therein, each of Bruker, Purchaser and PhenomeX will bear its own expenses in connection with the Merger Agreement and the Transactions, except that Bruker will be responsible for and pay the filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and any fees for similar filings or notices under foreign laws or regulations.

Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Acceptance Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto. The Merger Agreement may not be amended or supplemented after the Acceptance Time.

Governing Law. The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state. Bruker, Purchaser and PhenomeX have agreed expressly and irrevocably to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court”) or if the Delaware Court lacks subject matter jurisdiction, any state or federal court within the State of Delaware, in the event any dispute arises out of the Merger Agreement or the Transactions.

Offer Conditions.

The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Other Agreements

Tender and Support Agreement

The following is a summary of the material provisions of the Tender and Support Agreement (as defined below). The following description of the Tender and Support Agreement is only a summary and is qualified in its entirety by reference to the Tender and Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and are incorporated herein by reference.

Concurrently with entry into the Merger Agreement, PhenomeX, Bruker and Purchaser entered into a Tender and Support Agreement (as may be amended from time to time, the “Tender and Support Agreement”), dated as of August 17, 2023, with Igor Khandros and Susan Bloch (the “Supporting Stockholders”). As of August 29, 2023, the Supporting Stockholders owned beneficially approximately 9% of the outstanding Shares. Bruker and the Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreement.

The Tender and Support Agreement provides that, no later than fifteen (15) business days after the commencement of the Offer, the Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreement or that the Supporting Stockholders acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the “Subject Shares”).

During the period from August 17, 2023 until the termination of the Tender and Support Agreement (the “Support Period”), the Supporting Stockholders have agreed that, in connection with any annual or special meeting of stockholders of PhenomeX, however called, to vote on any matter contemplated by the Tender and Support Agreement, or (if applicable) in connection with any written consent of the stockholders of PhenomeX (including any adjournment or postponement thereof,) the Supporting Stockholders will unconditionally and irrevocably vote, or will cause to be unconditionally and irrevocably voted, all its Subject Shares held at that time (i) against any action or agreement that would reasonably be expected to result in the conditions of the Transactions not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of the PhenomeX contained in the Merger Agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions, and (iii) against any Takeover Proposal (as defined in the Tender and Support Agreement). The Supporting Stockholders will appear, or will cause the applicable entity that is the record holder of any of the Subject Shares, as applicable (in person, by proxy or by any other means permitted by the bylaws of PhenomeX) at each meeting of the stockholders of PhenomeX, or adjournment or postponement thereof, to vote on any matter contemplated by the Tender and Support Agreement and will cause all its Subject Shares to be counted as present thereat for purposes of calculating a quorum and will vote all Subject Shares in accordance with Section 4 of the Tender and Support Agreement.

During the Support Period, the Supporting Stockholders have further agreed not to (or cause or permit the Transfer (as defined below) of any of his Subject Shares except with the PhenomeX’s prior written consent), whether voluntarily or involuntarily, directly or indirectly (A) (i) sell, pledge, encumber, hypothecate, lease, assign, gift, grant an option with respect to, transfer, exchange, tender or dispose (by merger, by testamentary disposition, by operation of law or otherwise) of such security or any interest in such security, (ii) create or permit to exist any liens (other than permitted liens and restrictions on transfer imposed under applicable securities laws), (iii) deposit such security into a voting trust or enter into a voting agreement or arrangement or grant any proxy, power of attorney or other authorization with respect thereto that is inconsistent with the Merger Agreement or (iv) enter into an agreement to take any of the actions referred to in the foregoing clauses (i) through (iii) (collectively, “Transfer”), (B) enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of its Covered Shares, and (C) grant a proxy or power of attorney with respect to any of its Subject Shares that is inconsistent with the Supporting Stockholder’s obligations pursuant to the Tender and Support Agreement. The restrictions on Transfer are subject to certain customary exceptions.

During the Support Period, the Supporting Stockholders, solely in their capacities as stockholders of PhenomeX, will not, and will direct their representatives, directors and officers involved in the Transactions to (i) immediately cease and cause to be terminated any solicitation activities, discussions or negotiations with any Persons with respect to a Takeover Proposal that existed on or prior to the date of the Tender and Support Agreement, and use reasonable best efforts to cause any such Persons in possession of non-public information with respect to PhenomeX to return or destroy all such information and (ii) not, directly or indirectly, (A) initiate, solicit, knowingly facilitate (including by way of providing information) or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal or (B) engage in, continue or otherwise conduct or participate in any discussions or negotiations, furnish to any other Person any non-public information, afford access to the business, properties, assets, books or records of PhenomeX, or knowingly assist, facilitate, participate in or encourage any effort by any Person (including its financing sources and potential financing sources), in each case in connection with, or for the purpose of, encouraging a Takeover Proposal, (C) unless the board of PhenomeX or any committee thereof has determined in good faith, after consultation with financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, amend or grant any waiver or release under any “standstill” agreement or covenant with respect to any equity securities of PhenomeX, (D) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (E) enter into any merger agreement, acquisition agreement, letter of intent, term sheet, memorandum of understanding, partnership agreement, joint venture agreement, agreement in principle or other agreement providing for any Takeover Proposal, other than an Acceptable Confidentiality Agreement. The Tender and Support Agreement provides that the Supporting Stockholders’ obligations under the agreement are solely in their respective capacities as stockholders of PhenomeX, and not, if applicable, in such stockholders’ or any of their affiliates’ capacity as a director, officer or employee of PhenomeX, and that nothing in the Tender and Support Agreement in any way restricts a director or officer of PhenomeX in the taking of any actions (or failures to act) in his or her capacity as a director or officer of PhenomeX, or in the exercise of his or her fiduciary duties as a director or officer of PhenomeX.

The Tender and Support Agreement terminates upon the earliest of (i) the Effective Time, (ii) the acceptance for payment by Purchaser of all of the Shares validly tendered and not validly withdrawn pursuant to the Offer, (iii) the publicly disclosed Offer Price is less than $1.00 per Share or is not payable in cash; (iv) the termination of the Merger Agreement in accordance with its terms, or (v) the date on which any amendment to the Merger Agreement is effected, or any waiver of PhenomeX’s rights or Bruker’s or Purchaser’s obligations under the Merger Agreement is granted, in each case, without the Supporting Stockholder’s prior written consent, that, (A) decreases the Offer Price or the Merger Consideration to be received by the stockholders of PhenomeX, (B) changes the form of the Offer Price payable to the stockholders of PhenomeX, (C) extends the Outside Date or imposes any additional conditions to the Offer or to the consummation of the Merger, or (D) affects any of the other material terms of Article I (The Transactions), Section 5.02 (Non-Solicitation; Change in Recommendation), Article VI (Conditions to the Merger), Article VII (Termination) or Annex I (Conditions to the Offer) of the Merger Agreement in a manner that is materially adverse to the stockholder in his capacity as such.

Promissory Note

On August 17, 2023, PhenomeX, IsoPlexis Corporation, a wholly owned subsidiary of PhenomeX (together with PhenomeX, the “Borrowers”) and Bruker entered into that certain Promissory Note pursuant to which, subject to certain conditions, Bruker agreed to lend to the Borrowers up to $14,000,000 and the Borrowers promised to pay to Bruker the aggregate principal amount of $14,000,000, or, if less, the aggregate principal amount of the loans actually borrowed by the Borrowers under the Promissory Note. The performance of the Borrowers covenants and other obligations under the Promissory Note are secured by a continuing security interest in substantially all assets of each Borrower. As of August 31, 2023, there is $5,000,000 outstanding under the Promissory Note.

This summary of the Promissory Note is only a summary and is qualified in its entirety by reference to the Promissory Note, which is filed as Exhibit (b) to the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

On July 11, 2023, Bruker and PhenomeX entered into that certain Confidentiality Agreement (the “Confidentiality Agreement”) pursuant to which Bruker agreed to, for a period of two (2) years from the date of the Confidentiality Agreement, among other things, (i) treat confidentially and not disclose any confidential information of PhenomeX to any third party, (ii) not use any confidential information of PhenomeX for any purpose other than evaluating, negotiating, consummating or advising with respect to a possible transaction with the other party, in each case, subject to certain exceptions, (iii) for a period of eighteen (18) months from the date of the Confidentiality Agreement, to not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of PhenomeX with whom Bruker has had contact or who has otherwise become known to Bruker in connection with the Transaction, and (iv) customary standstill provisions with a term of twelve months that would terminate before the expiration of such term in certain situations, including the entry by PhenomeX into a definitive acquisition agreement with a third party pursuant to which such third party agrees to acquire at least a majority of the outstanding voting securities of PhenomeX.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference.

12. Purpose of the Offer; Plans for PhenomeX

Purpose of the Offer

The purpose of the Offer is for Bruker, through Purchaser, to acquire control of, and would be the first step in Bruker’s acquisition of the entire equity interest in, PhenomeX. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The PhenomeX Board unanimously (i) authorized and approved the execution, delivery and performance by PhenomeX of the Merger Agreement and the consummation by PhenomeX of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) determined that it is fair to and in the best interests of PhenomeX and its stockholders for PhenomeX to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and declared the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL and the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares in the Offer.

If the Offer is consummated, we will not seek the approval of PhenomeX’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of PhenomeX stockholders in accordance with Section 251(h) of the DGCL.

Plans for PhenomeX

After completion of the Offer and the Merger, PhenomeX will become a wholly owned subsidiary of Bruker. In connection with Bruker’s consideration of the Offer, Bruker has developed a plan, on the basis of available information, for the combination of the business of PhenomeX with that of Bruker. Bruker plans to integrate PhenomeX’s business into Bruker. Bruker will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Bruker and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving PhenomeX (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of PhenomeX; (iii) any material change in PhenomeX’s dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of PhenomeX being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the board of directors or management of PhenomeX; (vi) any other material change in PhenomeX’s corporate structure or business; or (vii) a class of equity securities of PhenomeX being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements”), Purchaser will merge with and into PhenomeX pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and PhenomeX will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding Shares will be held by Bruker.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, PhenomeX does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Bruker will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such

Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by PhenomeX to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to PhenomeX, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of PhenomeX and persons holding “restricted securities” of PhenomeX to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Bruker, PhenomeX will not establish a record date for, authorize, declare, set aside for payment or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any capital stock of PhenomeX or any other securities of PhenomeX as specified in the Merger Agreement.

15. Conditions of the Offer

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Bruker will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled Expiration Time, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i)

the Minimum Condition has not been satisfied. The “Minimum Condition” means that Shares validly tendered (and not properly withdrawn) prior to the Expiration Time of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by Purchaser, will represent at least one Share more than 50% of the then outstanding Shares;

(ii)

the Representation Condition has not been satisfied. The “Representation Condition” means that the representations and warranties of PhenomeX, pursuant to the Merger Agreement, (i) set forth in Section 3.02(a) (Capitalization) are true and correct as of the date of the Merger Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any De Minimis Inaccuracies (as defined in the Merger Agreement), (ii) set forth in Section 3.01 (Organization; Standing; Subsidiaries), Section 3.02 (Capitalization) (other than Section 3.02(a)), Section 3.03 (Authority; Voting Requirements), Section 3.04 (Non-contravention), Section 3.05 (Government Approvals), Section 3.23 (Opinion of Financial Advisors) and Section 3.24 (Brokers and Other Advisors) (A) that are not qualified by “materiality” or “Material Adverse Effect” or any similar limitation contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) that are qualified by “materiality” or “Material Adverse Effect” or any similar limitation contained in the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.08(b) (Absence of Certain Changes) of the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, and (iv) set forth in Article III, other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph, will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in the Merger Agreement) as of the date of the Merger Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement);

(iii)

the Legal Restraint Condition has not been satisfied. The “Legal Restraint Condition” means that no Restraint (as defined in the Merger Agreement) will be in effect enjoining or otherwise prohibiting consummation of the Offer or the Merger;

(iv)	PhenomeX has not complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time;

(v)

Bruker has not received a certificate, dated as of the Closing Date and signed on behalf of PhenomeX by an executive officer of PhenomeX, stating that the conditions set forth in paragraphs (iii) and (iv) immediately above have been satisfied; or

(vi)	the Merger Agreement has been terminated pursuant to its terms.

The foregoing conditions may be waived by Purchaser, in its sole discretion (except for the Minimum Condition, which may not be waived by Purchaser).

16. Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by PhenomeX with the SEC and other publicly available information concerning PhenomeX, we are not aware of any governmental license or regulatory permit that appears to be material to PhenomeX’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to PhenomeX’s business or that certain parts of PhenomeX’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance

Based upon an examination of publicly available and other information relating to the businesses in which PhenomeX is engaged, Bruker and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws.

U.S. Antitrust. Bruker and Purchaser have determined that the acquisition of Shares in the Offer and the Merger does not require pre-closing notification under the HSR Act.

Foreign Antitrust. PhenomeX and its subsidiaries do not meet filing thresholds for foreign antitrust premerger notifications outside the United States.

State Takeover Laws

PhenomeX is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The PhenomeX Board deemed the approval of the Merger Agreement and the Transactions to constitute the approval by the Board necessary to cause, to the extent permitted by applicable law, the restrictions of any state takeover law (including Section 203 of the DGCL and any similar law) to be inapplicable to the Offer, the Merger and the other Transactions.

PhenomeX conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of

PhenomeX for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the PhenomeX stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Bruker, Purchaser and PhenomeX will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of PhenomeX stockholders in accordance with Section  251(h) of the DGCL.

17. Appraisal Rights

No appraisal rights are available to holders of Shares who tender such Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners (i) whose Shares were not tendered in the Offer; (ii) who properly demand appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) who do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter will notify each holder of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by PhenomeX to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as

Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:

•

within the later of the consummation of the Offer, which occurs when Purchaser has accepted for payment Shares tendered into the Offer following the Expiration Time, and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to PhenomeX a written demand for appraisal of Shares held, which demand must reasonably inform PhenomeX of the identity of such stockholder or beneficial owner and that such stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer;

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by PhenomeX and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to PhenomeX stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently validly withdraw such Shares prior to the Offer Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.

18. Fees and Expenses

Purchaser has retained Georgeson LLC to be the Information Agent and Equiniti Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither of Bruker nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, PhenomeX has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the PhenomeX Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of Bruker or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Bruker, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Bird Mergersub Corporation

August 31, 2023

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND BRUKER

1. PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is 40 Manning Road, Billerica, MA 01821. The telephone number at such office is (978) 663-3660. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Gerald N. Herman*	Mr. Herman has served as our Executive Vice President and Chief Financial Officer since May 1, 2021, and as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly-traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Mark Munch, Ph.D.*, President	Dr. Munch has served since September 2012 as President, Bruker Nano Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly owned subsidiary of Bruker, since October 2010. In March 2021, Dr. Munch took on an additional role of Chief Executive Officer of Acuity Spatial Genomics, a Bruker majority investment. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch’s background includes over 29 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and a Ph.D. in Chemical Engineering from Stanford University.

Brent Alldredge*, Secretary	Mr. Alldredge has served as Bruker’s Senior Vice President, General Counsel, Corporate Secretary, and Global Head of Compliance since January 2022. Before joining Bruker, Mr. Alldredge was the Chief Legal Officer and Corporate Secretary at Conformis, Inc., a publicly traded medical technology company that develops, manufactures, and sells personalized knee and hip solutions. Prior to joining Conformis in July 2019, he was the Senior Vice President, Deputy General Counsel, and Assistant Corporate Secretary at Orthofix Medical Inc., a publicly traded medical device company, having served in various roles of increasing responsibility, including Interim General Counsel and Corporate Secretary, which he joined in January 2011. Mr. Alldredge previously practiced law at Baker & McKenzie LLP, a leading global law firm, and also served as briefing attorney and law clerk to the Chief Justice of Texas’ Sixth District Court of Appeals. Mr. Alldredge earned a Bachelor of Arts degree from Brigham Young University and earned a J.D. from Southern Methodist University Dedman School of Law, where he was the Managing Editor of the SMU Law Review.

Jie Kong, Treasurer	Ms. Kong has served since July 2019 as Executive Vice President, Bruker Nano Group, with responsibility for management of its global finance operations. Prior to joining Bruker, Ms. Kong had served several senior management positions within Thermo Fisher, including as Senior Finance Director from July 2016 to July 2019, Finance Director of Asia Operation from Aug 2011 to June 2014. She also served in financial and accounting roles at various organizations, including as auditor at Ernst & Young from 2000 to 2003. Ms. Kong holds a Bachelor of Science degree in Accounting from Fudan University.

2. BRUKER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Bruker are set forth below. The business address of each such director and executive officer is 40 Manning Road, Billerica, MA 01821. The telephone number at such office is (978) 663-3660. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Frank H. Laukien, Ph.D.*, Chairman, President and Chief Executive Officer	Dr. Frank H. Laukien has been our Chairman, President and Chief Executive Officer since February 1991 and is our largest stockholder. Dr. Laukien also serves as a director of various subsidiaries of Bruker, none of which are publicly traded companies. Dr. Laukien serves as a director of Analytical, Life Science & Diagnostics Association, or ALDA, and served as its Chairman from 2002 to 2003. Dr. Laukien holds a Bachelor of Science degree in physics from MIT, as well as a Ph.D. in chemical physics from Harvard. Dr. Laukien was a member of the Dean’s Advisory Committee of the MIT School of Science until 2014, and presently serves on the Visiting Committee of the MIT Department of Chemistry. In May 2017, Dr. Laukien was elected a senator of acatech, the German National Academy of Science and Engineering. Dr. Laukien is a co-chair of the AACR scientific working group on Cancer Evolution, and a Visiting Scholar at the Department of

Chemistry & Chemical Biology at Harvard University. Dr. Laukien is also a co-founder of two start-up venture companies in therapeutics and space exploration, respectively, as well as of the non-profit Galileo Project at Harvard University. As our largest stockholder and based on his long history of leading profitable growth at Bruker, Dr. Laukien brings to the Board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of our operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life science tools and diagnostics markets, as well as the scientific, diagnostic and technical background required for a deep understanding of our key technologies, markets and industry dynamics.

Gerald N. Herman, Executive Vice President and Chief Financial Officer	Mr. Herman has served as our Executive Vice President and Chief Financial Officer since May 1, 2021, and as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly-traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Falko Busse, Ph.D., President, Bruker BioSpin Group	Dr. Busse has served as President of the Bruker BioSpin Group since May 2018, with responsibility for management of its global operations. Dr. Busse served as Deputy President of the Bruker BioSpin Group from October 2017 until his appointment as President. From March 2017 to September 2017, Dr. Busse served as Executive Vice President of Research and Development, Operations and Marketing at the Bruker BioSpin Group. Dr. Busse joined the Bruker BioSpin Group in June 2015 and served as Executive Vice President of Research and Development until February 2017. Prior to joining the Bruker BioSpin Group, Dr. Busse served in various managerial roles at Philips Healthcare and its subsidiaries from August 1994 until May 2015, including as General Manager Radiology Solutions, from January 2014 to May 2015, and as General Manager MR-Therapy, from August 2009 to December 2013. Dr. Busse holds a B.A. and a Ph.D. in Physics from Rheinische Friedrich-Wilhelms-Universität Bonn.

Mark Munch, Ph.D., Executive Vice President, President of Bruker Nano Group and Bruker Nano Surfaces Division	Dr. Munch has served since September 2012 as President, Bruker Nano Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly owned subsidiary of Bruker, since October 2010. In March 2021, Dr. Munch took on an additional role of Chief Executive Officer of Acuity Spatial Genomics, a Bruker majority investment. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch’s background includes over 29 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and a Ph.D. in Chemical Engineering from Stanford University.

Burkhard Prause, Ph.D., President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.	Dr. Prause has served as President and Chief Executive Officer of Bruker Energy & Supercon Technologies, Inc., or BEST, since April 2008, with responsibility for management of its global operations. Dr. Prause also was a director of BEST from April 2012 to February 2013. Additionally, he has served as a director of Hydrostatic Extrusions Ltd. since April 2013, and as a Managing Director of Bruker EAS GmbH and Bruker HTS GmbH since January 2005, RI Research Instruments GmbH since December 2008, and Bruker ASC GmbH since March 2009. Prior to that time, Dr. Prause served as Product Manager for Bruker BioSpin MRI GmbH. Before joining Bruker BioSpin MRI GmbH in 2002, Dr. Prause was a senior staff scientist at the Max-Planck Institute in Tubingen, Germany. Dr. Prause currently is a director of CCAS (the Coalition for the Commercial Application of Superconductors), and from 2006 to 2010, Dr. Prause was Chairman of ivSupra, a German superconductor industry coalition. Dr. Prause holds a Ph.D. in Physics from the University of Notre Dame.

Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division	Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of its global operations. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly owned subsidiary of Bruker located in Germany. Prior to joining us, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., or Thermo, a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics. At Thermo, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a Bachelor of Arts degree in Finance from Nord Akademie in Hamburg, Germany and a Bachelor of Arts degree in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

Bonnie H. Anderson*	Ms. Anderson is the Co-Founder and Director of Veracyte, Inc., a publicly traded global diagnostics company, where from 2021 to February 2023 she served as Executive Chairman, as Chief Executive Officer from 2008 to 2021, and also as President from 2008 to 2017. Ms. Anderson previously acted as an independent strategic consultant from 2006 to 2008. From September 2000 to March 2006, Ms. Anderson served as a Vice President at Beckman Coulter, Inc., a publicly traded manufacturer of biomedical testing instrument systems, tests and supplies. Ms. Anderson currently serves on the board of directors of DNA Scripts, a private biotechnology company, and Biotechnology Innovation Organization, and is also a Director of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson holds a Bachelor of Science degree in Medical Technology from Indiana University of Pennsylvania. Ms. Anderson brings to the Board extensive genomics testing and diagnostics business expertise, as well as deep insights into oncology, hematology and immunology diagnostic tools and clinical workflows. Additionally, Ms. Anderson brings extensive knowledge of public company corporate governance matters attributable to her experience leading and advising public companies.

Cynthia Friend, Ph.D.*	Dr. Friend is the President and CEO of the Kavli Foundation and is Theodore Williams Richards Professor of Chemistry and Professor of Materials Science Emerita at Harvard University. Dr. Friend served in a variety of leadership roles at Harvard, including several advisory roles for the Dean of Faculty of Arts and Sciences and as Chair of the Harvard University Department of Chemistry and Chemical Biology from 2004 to 2007. From 2013 until 2019, Dr. Friend served as Director of the Rowland Institute at Harvard University, a non-profit organization whose goal is to support the high risk/high reward research of early career scientists. In 2014, she became Director of the Energy Frontier Research Center for Sustainable Catalysis at Harvard University, a Department of Energy-funded multi-institution effort focused on the design of efficient catalytic processes, where her responsibilities include management of the fiscal health of the Center and strategic scientific planning. Dr. Friend has received numerous awards for her scientific research and scholarship and has served on a number of research and scientific advisory boards and panels. She is currently the Chair of the Basic Energy Sciences Advisory Committee, a Federal Advisory Committee. Dr. Friend holds a Ph.D. in Chemistry from the University of California, Berkeley. Dr. Friend brings to the Board extensive technical expertise and significant experience in the investment strategy and infrastructure of academic as well as government research markets. Further, Dr. Friend has substantial management experience in non-profit scientific institutions and brings to the Board valuable insight into science policy and scientific research funding priorities.

William A. Linton*	Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation in Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a Bachelor of Science degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of ALDA, a director of Heffter

Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non-profit organization). Dr. Linton brings to the Board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Philip Ma*	Dr. Ma is the Chief Executive Officer, Founder and a Director of PrognomiQ, Inc., a privately held healthcare company. Prior to founding PrognomiQ, Dr. Ma served as Chief Business Officer and President of Seer, Inc., a publicly traded healthcare company which he co-founded, from September 2017 to June 2020, and as Chief Business Officer and Executive Vice President, Corporate and Business Development from June 2020 to October 2020. Dr. Ma remains a strategic advisor to Seer. Prior to his time at Seer, Dr. Ma served as Vice President, Digital Health Technology and Data Services at Biogen, Inc., a publicly traded biotechnology company, from October 2015 to April 2017. Previously, Dr. Ma served as a Director and Senior Partner at McKinsey & Company, a global management consulting firm, from July 1994 to May 2015. Dr. Ma holds a Bachelor of Arts Degree in Biochemistry from Harvard College, a Master of Philosophy Degree from Oxford University, where he was a Rhodes Scholar, and a Ph.D. in Biology from the Massachusetts Institute of Technology, where he was a macromolecular crystallographer. Dr. Ma brings to the Board a wealth of experience in life science, multiomics technology, cancer biomarker diagnostics and the global biopharmaceutical business.

John Ornell*	Mr. Ornell is retired from Waters Corporation, or Waters, where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Joining Waters in 1994, Mr. Ornell served in a variety of operational and financial leadership roles before assuming the position of Waters’ Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Economics from the University of New Hampshire, as well as a Master of Business Administration degree from Southern New Hampshire University. He is a Certified Management Accountant and a Certified Public Accountant. Mr. Ornell brings to the Board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic and financial matters of life sciences companies.

Richard A. Packer*	Mr. Packer is a Primary Executive Officer of Asahi Kasei Corporation and leader of Asahi Kasei’s healthcare business unit. Mr. Packer also serves as the non-executive Chairman of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL’s President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in the operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He also currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a Master of Business Administration from the Harvard Business School, as well as Bachelor of Science and Master of Engineering degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the Board significant experience in corporate governance, strategic planning and public company compensation matters.

Adelene Q. Perkins*	Ms. Perkins currently serves as Chief Executive Officer of Infinity Pharmaceuticals, Inc. (Ticker: INFI), or Infinity, a publicly traded clinical-stage biopharmaceutical company, a position she has held since January 2010. Ms. Perkins also has served as Chair of Infinity’s board of directors since November 2012. Within Infinity, Ms. Perkins served as President and Chief Business Officer from October 2008 through December 2009, and as Executive Vice President and Chief Business Officer from June 2002 to October 2008. Prior to her time at Infinity, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc. (a privately held specialty pharmaceutical company) from 2000 to 2008. From 1992 to 1999, she held various positions at Genetics Institute (now a unit of Pfizer Inc.), and from 1985 to 1992, she was with the management consulting firm, Bain & Company. Ms. Perkins currently serves on the boards of directors of the Massachusetts General Hospital, of BIO (Biotechnology Industry Organization), of the Massachusetts Biotechnology Council and of two biotechnology industry trade organizations. She is also the Vice Chairman of the board of Project Hope, a not-for-profit social service agency. She previously served on the board of Padlock Therapeutics, Inc. (a privately held biotechnology company), prior to its acquisition by Bristol-Myers Squibb Company in 2016. Ms. Perkins holds a Master of Business Administration from the Harvard Business School, as well as a Bachelor of Science degree in chemical engineering from Villanova University. Ms. Perkins has more than 30 years of international business and corporate strategy experience and brings to the Board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.

Hermann Requardt, Ph.D.*	Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015, he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015, he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens AG and its affiliates. Dr. Requardt joined Siemens AG Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other roles, as Vice President of acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. Dr. Requardt has served as non-executive director of Sphere Medical Ltd., Cambridge, United Kingdom since 2018. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the Board significant experience in the management and strategic planning of life sciences companies.

Robert Rosenthal, Ph.D.*	Dr. Rosenthal serves as Chairman of the Board of Taconic Biosciences, Inc., a privately held provider of research models for the pharmaceutical and biotech industry, where from 2014 to 2018 he also served as Chief Executive Officer. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific Inc. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly traded provider of capital for early and growth-stage companies, and as Chairman of its board of directors since May 2016. Dr. Rosenthal has also been a member since 2019 of the board of directors of InVivo Therapeutics, a publicly traded company focused on research related to spinal cord injuries. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately held Canadian company. Dr. Rosenthal holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the Board an extensive understanding of corporate governance attributable to his public company board experience as well as an entrepreneurial perspective attributable to his success as an entrepreneur.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Phone: Toll-free (877) 248-6417 (718) 921-8317 Fax: 718 765-8758	Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 800-561-3991

Email: PhenomeX@georgeson.com